UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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AVALONBAY COMMUNITIES, INC
(Name of Registrant as Specified In Its Charter)

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Ballston Tower, 671 N. Glebe Road, Suite 800
Arlington, VA 22203

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 11, 2011

        NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Stockholders (the "Annual Meeting") of AvalonBay Communities, Inc., a Maryland corporation (the "Company"), will be held on Wednesday, May 11, 2011, at 9:00 a.m., local time, at the offices of the Company, Ballston Tower, 671 N. Glebe Road, Suite 800, Arlington, VA 22203, for the following purposes:

          1.     To elect the following eight directors to serve until the 2012 Annual Meeting of Stockholders and until their respective successors are elected and qualify: Bryce Blair, Bruce A. Choate, John J. Healy, Jr., Timothy J. Naughton, Lance R. Primis, Peter S. Rummell, H. Jay Sarles, and W. Edward Walter.

          2.     To consider and vote upon ratification of the selection of Ernst & Young LLP by the Audit Committee of the Company's Board of Directors to serve as the Company's independent auditors for 2011.

          3.     To consider and vote upon, on a non-binding, advisory basis, the compensation of certain executives of the Company as more fully described in the accompanying proxy statement.

          4.     To consider and vote upon, on a non-binding, advisory basis, the frequency of future advisory stockholder votes on the Company's named executive officer compensation.

          5.     To transact such other business as may be properly brought before the Annual Meeting and at any postponements or adjournments thereof.

        Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later postponement or adjournment, the Annual Meeting may be postponed or adjourned.

        The Board of Directors has fixed the close of business on March 4, 2011, as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof. Only holders of record of the Company's common stock, par value $0.01 per share (the "Common Stock"), at that time will be entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof.

        You are requested to authorize a proxy to vote your shares by completing and signing the enclosed proxy card, which is being solicited by the Board of Directors, and by mailing it promptly in the enclosed postage-prepaid envelope. You may also authorize a proxy to vote your shares by telephone or over the Internet by following the instructions on your proxy card. Any proxy delivered by a holder of Common Stock may be revoked by delivering written notice to the Company stating that the proxy is revoked or by delivery of a properly executed, later dated proxy. Holders of record of Common Stock who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy or authorized a proxy by telephone or over the Internet, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously delivered proxy.

By Order of the Board of Directors

Edward M. Schulman
 Secretary

Arlington, Virginia
April 1, 2011

Proxy Statement

AvalonBay Communities, Inc.

Ballston Tower, 671 N. Glebe Road, Suite 800
Arlington, Virginia 22203

PROXY STATEMENT

FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 11, 2011

I. SOME QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

Q.
Why am I receiving these materials?

A.
This proxy statement and the accompanying Notice of Annual Meeting and proxy card are first being sent to stockholders on or about April 1, 2011. The accompanying proxy is solicited on behalf of the Board of Directors of AvalonBay Communities, Inc., a Maryland corporation (the "Company"). We are providing these proxy materials to you in connection with our 2011 Annual Meeting of Stockholders of the Company to be held on Wednesday, May 11, 2011, at 9:00 a.m., local time, at the offices of the Company, Ballston Tower, 671 N. Glebe Road, Suite 800, Arlington, VA 22203, and any postponements or adjournments thereof (the "Annual Meeting"). As a Company stockholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this proxy statement. Directions on how to attend the Annual Meeting of Stockholders in person are available on the Company's Internet website at www.avalonbay.com/events.

Q.
How can I access the proxy materials electronically?

A.
This proxy statement, our 2010 Annual Report to Stockholders and our Annual Report on Form 10-K for the year ended December 31, 2010 are available online at www.proxyvote.com. Instead of receiving copies of our future annual reports, proxy statements, and proxy cards by mail, stockholders can elect to receive an email that will provide electronic links to our proxy materials and an electronic link to the proxy voting site. Choosing to receive your future proxy materials online will save us the cost of producing and mailing documents to you and help conserve natural resources. You may sign up for electronic delivery by visiting www.proxyvote.com.

Q.
Who may vote at the Annual Meeting?

A.
You may vote all the shares of our common stock, par value $0.01 per share (the "Common Stock") that you owned at the close of business on March 4, 2011, the record date for determining stockholders entitled to receive notice of, and to vote on, these matters (the "Record Date"). On the Record Date, the Company had 86,664,630 shares of Common Stock outstanding and entitled to vote at the meeting. You may cast one vote for each share of Common Stock held by you on all matters.

Q.
What constitutes a quorum at the Annual Meeting?

A.
The presence, in person or by proxy, of holders of a majority of all of the shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the

  Annual Meeting. Abstentions and "broker non-votes" will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. A "broker non-vote" refers to a share represented at the Annual Meeting which is held by a broker or other nominee who has returned a properly executed proxy but who has not received instructions from the beneficial owner or person entitled to vote such share with respect to one or more proposals as to which such broker or nominee does not have discretionary voting power to vote such share.

  Note that under New York Stock Exchange ("NYSE") rules, if you hold shares through a bank, broker or other institution and you do not provide your voting instructions to them at least 10 days before the Annual Meeting, that firm has the discretion to vote your shares on proposals that the NYSE has determined are routine, such as the ratification of the appointment of the independent registered public accounting firm. A bank, broker or institution that holds your shares cannot vote your shares on non-routine matters at the Annual Meeting, such as the election of directors or approval of compensation-related matters, without your voting instructions.

Q.
What proposals will be voted on at the Annual Meeting?

A.
At the Annual Meeting, stockholders will be asked to: (1) elect eight directors of the Company, (2) consider and vote upon ratification of the selection of Ernst & Young LLP as the Company's independent auditors for 2011, (3) consider and vote upon a resolution to approve, on a non-binding, advisory basis, the Company's named executive officer compensation, (4) consider and vote upon, on a non-binding, advisory basis, the frequency of future advisory stockholder votes on the Company's named executive officer compensation, and (5) transact such other business as may be properly brought before the Annual Meeting.

Q.
How does the Board of Directors recommend I vote?

A.
Please see the information included in the Proxy Statement relating to the proposals to be voted on. Our Board of Directors unanimously recommends that you vote:

1.
"FOR" each of the nominees to the Board of Directors;

2.
"FOR" ratification of the selection of Ernst &Young LLP as the Company's independent auditors for 2011;

3.
"FOR" the resolution to approve the compensation of the Company's named executive officers as disclosed pursuant to the Securities and Exchange Commission's compensation disclosure rules; and

4.
In favor of holding future advisory stockholder votes on compensation "EVERY YEAR" (as opposed to every two years or every three years).

Q.
How do I vote?

A.
Whether you hold shares directly as the stockholder of record or indirectly as the beneficial owner of shares held for you by a broker or other nominee (i.e., in "street name"), you may direct your vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares you hold in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares you hold in street name, the voting instruction card provided by your broker or nominee.

  By Internet—If you have Internet access, you may authorize your proxy from any location in the world by following the "By Internet" instructions on the proxy card or, if applicable, the Internet voting instructions that may be described on the voting instruction card sent to you by your broker or nominee.

  By Telephone—If you are calling from the United States or Canada, you may authorize your proxy by following the "By Telephone" instructions on the proxy card or, if applicable, the telephone voting instructions that may be described on the voting instruction card sent to you by your broker or nominee.

  By Mail—You may authorize your proxy by signing your proxy card and mailing it in the enclosed, postage-prepaid and addressed envelope. For shares you hold in street name, you may sign the voting instruction card included by your broker or nominee and mail it in the envelope provided.

  For shares held directly in your name you may change your proxy instructions at any time prior to the vote at the Annual Meeting. You may do this by granting a new properly executed and later-dated proxy, by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting without further action will not cause your previously granted proxy to be revoked. You may change your proxy instructions for shares you beneficially own by submitting new voting instructions to your broker or nominee in the manner and within the time periods they prescribe.

  If a properly signed proxy is submitted but not marked as to a particular item, the proxy will be voted FOR the election of the eight nominees for director of the Company named in this Proxy Statement, FOR the ratification of the selection of Ernst & Young LLP as the Company's independent auditors for 2011, FOR the resolution to approve the Company's named executive officer compensation, and in favor of holding future advisory stockholder votes on compensation EVERY YEAR. It is not anticipated that any matters other than those set forth in the Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in the discretion of the proxy holders.

        The Company's 2010 Annual Report to Stockholders and a copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission ("SEC") are being mailed to stockholders concurrently with this Proxy Statement. The Annual Report to Stockholders and Form 10-K, however, are not part of the proxy solicitation material. A copy of any or all exhibits to the Company's Form 10-K may be obtained free of charge by writing to AvalonBay Communities, Inc., Ballston Tower, 671 N. Glebe Road, Suite 800, Arlington, VA 22203, Attention: Chief Financial Officer or by accessing the "Investor Relations" section of the Company's website (www.avalonbay.com).

II. PROPOSALS

PROPOSAL 1
ELECTION OF DIRECTORS

        The Board of Directors currently consists of eight members. The Board of Directors has nominated for election all eight current directors. Accordingly, eight nominees will stand for election at the Annual Meeting and if elected will serve until the 2012 Annual Meeting of Stockholders and until their successors are elected and qualify. The following individuals have been nominated by the Board of Directors to serve as directors: Bryce Blair, Bruce A. Choate, John J. Healy, Jr., Timothy J. Naughton, Lance R. Primis, Peter S. Rummell, H. Jay Sarles, and W. Edward Walter (each, a "Nominee" and, collectively, the "Nominees"). Each of the Nominees is currently a member of the Company's Board of Directors. The Board of Directors anticipates that each of the Nominees, if elected, will serve as a director. However, if any person nominated by the Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as the Board of Directors may recommend. You may not vote for more than eight directors at the Annual Meeting.

Required Vote and Recommendation

        Only holders of record of Common Stock as of the close of business on the Record Date are entitled to vote on this proposal. Proxies will be voted for all of the Nominees unless contrary instructions are set forth on the enclosed proxy card. Under the Company's Bylaws, the affirmative vote of the holders of a majority of all outstanding shares of Common Stock is required to elect a Nominee. Accordingly, a vote withheld from a Nominee and a broker non-vote will have the same effect as a vote against the Nominee. Because the number of Board positions is equal to the number of nominees, if a Nominee who is currently a director fails to receive the affirmative vote of the holders of a majority of all outstanding shares of Common Stock, then the Nominee will remain a director until such director's successor is duly elected and qualifies.

The Board of Directors unanimously recommends a vote FOR all of the Nominees.

Information Regarding Nominees

        The following biographical descriptions set forth information with respect to the Nominees, based on information furnished to the Company by each Nominee, and include the specific experience, qualifications, attributes and skills that led to the Board's conclusion that each should serve as a director in light of the Company's business and structure. There is no family relationship between any director, Nominee, or executive officer of the Company.

Employee Directors:

        Bryce Blair, 52, has been a director of the Company since May 2001. Mr. Blair has also served as the Company's Chairman of the Board since January 2002, Chief Executive Officer since February 2001 and President from September 2000 through February 2005. Mr. Blair was the Chief Operating Officer of the Company from February 1999 to February 2001. Prior to February 1999, Mr. Blair had served as Senior Vice President—Development, Acquisitions and Construction since the merger of the Company and Avalon Properties, Inc. ("Avalon Properties") in June 1998 (the "Merger"), the same position he held with Avalon Properties from its formation in August 1993 through June 1998. Mr. Blair was a partner with the Northeast Group of Trammell Crow Residential ("TCR") from 1985 until 1993. Mr. Blair received his Master's degree in Business Administration from Harvard Business School. He graduated magna cum laude with an undergraduate degree in Civil Engineering from the University of New Hampshire. He is a member of the National Association of Real Estate Investment Trusts ("NAREIT"), where he serves as Chairman and is on the Executive Committee and the Board of

Governors, and the Urban Land Institute ("ULI"), where he is past Chairman of the Multifamily Council and is a current Trustee. Mr. Blair was formerly a member of the Board of Directors of CarrAmerica Realty Corporation from 2005 to 2006. The Board has concluded that Mr. Blair should serve as a director based on his long history with the Company, his successful management of the Company as Chairman and CEO, his demonstrated skills in multifamily property development and operations, and his breadth of knowledge with regard to the operations of the Company.

        Timothy J. Naughton, 49, has been a director of the Company since September 2005 and has been President since February 2005. Previously, Mr. Naughton served as Chief Operating Officer since February 2001. Prior to assuming the Chief Operating Officer role, Mr. Naughton served as Senior Vice President—Chief Investment Officer since January 2000, overseeing the Company's investment strategy. Prior to becoming the Chief Investment Officer, Mr. Naughton served as the Company's Regional Vice President—Development and Acquisitions, with responsibility primarily in the Mid-Atlantic and Midwest regions of the country. Mr. Naughton has been with the Company or its predecessors since 1989. Mr. Naughton is a member of The Real Estate Round Table, the Multifamily Council of the ULI and a member of the National Multi- Housing Council ("NMHC"), where he serves on the Executive Committee. Mr. Naughton received his Master's of Business Administration from Harvard Business School in 1987 and earned his undergraduate degree in Economics with High Distinction from the University of Virginia, where he was elected to Phi Beta Kappa. The Board has concluded that Mr. Naughton should serve as a director based on his history with and knowledge of the Company, his performance and achievements as President of the Company, and his strong background in the real estate business, including years of experience in both property investment and development.

Non-Employee Director Nominees:

        Bruce A. Choate, 63, has been a director of the Company since April 1994. In December 2002, Mr. Choate was elected to the Board of Directors of Watson Land Company, a privately-held real estate investment trust ("REIT") in Carson, California. At that time, Mr. Choate was also appointed as its President and Chief Executive Officer. Prior to December 2002, Mr. Choate had served since 1991 as Watson Land Company's Chief Financial Officer. Prior to joining Watson Land Company, Mr. Choate was employed by Bixby Ranch Company, a privately-held real estate investment company in Seal Beach, California, as Senior Vice President and Chief Financial Officer. Previously, Mr. Choate held various management positions with national banking and mortgage banking organizations. He holds memberships in the ULI, NAREIT, the Real Estate Investment Advisory Council, The Real Estate Round Table, and the National Association of Industrial and Office Property, and he serves on the Board of Directors of the Los Angeles Area Chamber of Commerce and the Los Angeles Economic Development Corporation and is a charter member and Vice Chair of the Southern California Leadership Council. Mr. Choate has been a director of Standard Pacific Corp. since 2007. The Board has concluded that Mr. Choate should serve as a director based on his extensive financial, investment and management experience as the chief executive officer and chief financial officer of a real estate company with significant holdings and operations.

        John J. Healy, Jr., 64, has been a director of the Company since May 1996. Mr. Healy is Co-Founder and CEO of Hyde Street Holdings, Inc., an investor in real estate and real estate related entities. Previously, Mr. Healy co-founded the Hanford/Healy Companies (1988), a real estate investment, asset management and consulting company, which was purchased by GMAC Commercial Mortgage, a subsidiary of General Motors, in September 1996. Mr. Healy has also held various management positions with real estate and financial firms including: The Federal Asset Disposition Association (predecessor to the Resolution Trust Corporation), Bank of America (COO and Director of Technical Services for a real estate subsidiary) and Manufacturers Hanover Trust Company (VP). Mr. Healy sits on the boards of AMB US Logistics Fund, L.P. (formerly AMB Alliance Fund III) (Independent Council), The Rosalind Russell Research Center for Arthritis (UCSF), and The

Raleigh Performing Arts and Convention Commission. Memberships in professional associations include: ULI (as a Trustee), American Society of Real Estate Counselors ("CRE"), American Institute of Real Estate Appraisers ("MAI"), National Association of Corporate Directors ("NACD"), and Fellow—Royal Institution of Chartered Surveyors. The Board has concluded that Mr. Healy should serve as a director based on his experience and knowledge regarding real estate and asset management, as well as his specific skills in evaluating the financial and operational aspects of real estate companies acquired through his experience with real estate and financial firms.

        Lance R. Primis, 64, has been a director of the Company since June 1998. Effective January 1, 2003, Mr. Primis was designated the Lead Independent Director of the Company (see "Board of Directors and its Committees—Lead Independent Director"). Since 1997, Mr. Primis has been the managing partner of Lance R. Primis & Partners, LLC, a management consulting firm with clients in the media industry. From 1969 to 1996, Mr. Primis was employed in various positions by The New York Times Company, including the positions of President and Chief Operating Officer, which he held from 1992 to 1996. Mr. Primis was the President and General Manager of The New York Times from 1988 to 1992. In addition, Mr. Primis previously served as a member of the Board of Directors of Torstar Corporation from 1997 until 2008 and Plum Holdings, LLC from 1997 until 2008. The Board has concluded that Mr. Primis should serve as a director based on his experience managing a public company with significant and varied operations and his performance in the role of Lead Independent Director.

        Peter S. Rummell, 65, has been a director of the Company since September 2007. Mr. Rummell is currently a private investor and most recently served as the CEO of the Jack Nicklaus Companies in Palm Beach, Florida, from August 2008 through May 2009. The Jack Nicklaus Companies runs Mr. Nicklaus's worldwide golf course design and related licensing business. Prior to that, from January 1997 until his retirement in July 2008, Mr. Rummell was Chairman and CEO of The St. Joe Company, one of Florida's largest real estate operating companies and the state's largest private landowner. From 1985 until 1996, Mr. Rummell served as President of Disney Development and then as Chairman of Walt Disney Imagineering, the division responsible for Disney's worldwide creative design, real estate, research and development activities. From 1983 until 1985, he was Vice Chairman of the Rockefeller Center Management Corporation in New York City. Mr. Rummell is the incoming chairman of the ULI, with a two-year term beginning July 1, 2011. He also served on the Board of Directors of Progress Energy from September 2003 until May 2006. The Board has concluded that Mr. Rummell should serve as a director based on his experience as the chief executive officer of a public corporation with significant real estate holdings and operations and his experience as president of a major division of a large corporation with real estate design and development activities.

        H. Jay Sarles, 65, has been a director of the Company since September 2005. Mr. Sarles retired in 2005, having most recently served as vice chairman of Bank of America Corporation. Prior to that he served as vice chairman and chief administrative officer of Fleet Boston Financial with responsibility for administrative functions, risk management, technology and operations, treasury services, corporate strategy and mergers and acquisitions. During his 37 years at Fleet, Mr. Sarles oversaw virtually all of Fleet's businesses at one time or another, including the company's wholesale banking business from 2001 to 2003. These included commercial finance, real estate finance, capital markets, global services, industry banking, middle market and large corporate lending, small business services and investment banking businesses. Mr. Sarles is also a director of Ameriprise Financial, Inc. and Dental Service of Massachusetts, and he is a trustee of Mount Holyoke College. He also served as a director of Carlyle Capital from September 2006 until March 2009. The Board has concluded that Mr. Sarles should serve as a director based on his extensive experience as an executive officer with a variety of responsibilities at a large financial institution with varied operations.

        W. Edward Walter, 55, has been a director of the Company since September 2008. Mr. Walter has served as President and CEO of Host Hotels & Resorts, Inc. ("Host"), a premier lodging real estate company, since October 2007. From 2003 until October 2007, he served as Executive Vice President and Chief Financial Officer of Host. From 1996 until 2003, he served in various senior management positions with Host, including Chief Operating Officer. Mr. Walter has been a member of the Board of Directors of Host since October 2007. Mr. Walter is also a member of the Board of Directors of the National Kidney Foundation, Friendship Public Charter Schools, and NAREIT, where he serves on the Executive Committee. The Board has concluded that Mr. Walter should serve as a director based on his demonstrated business, financial and organizational experience as both the past chief financial officer and current chief executive officer of a public corporation with significant real estate investment holdings and operations.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC AUDITORS

        The Board recommends that the stockholders ratify the Audit Committee's selection of Ernst & Young LLP ("Ernst & Young") as the principal independent auditors of the Company for fiscal year 2011. Ernst & Young was also the Company's principal independent auditors for fiscal year 2010. If the selection of Ernst & Young is not ratified, the Audit Committee anticipates that it will nevertheless engage Ernst & Young as auditors for fiscal year 2011, but will consider whether it should select a different auditor for fiscal year 2012. If the selection of Ernst & Young is ratified by the stockholders, the Audit Committee may nevertheless determine, based on changes in fees, personnel or for other reasons, to engage a firm other than Ernst & Young for the 2011 audit.

        Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

Required Vote and Recommendation

        Only holders of record of Common Stock as of the close of business on the Record Date are entitled to vote on this proposal. Proxies will be voted for ratification of the selection of Ernst & Young as the Company's independent auditors for fiscal year 2011 unless contrary instructions are set forth on the enclosed proxy card. A majority of the votes cast at the Annual Meeting is required to ratify the selection of Ernst & Young. Under Maryland law, abstentions and broker non-votes are not treated as votes cast. Accordingly, an abstention or broker non-vote will have no effect on the result of the vote.

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of
Ernst & Young as the Company's independent auditors for fiscal year 2011.

PROPOSAL 3

NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Compensation Discussion and Analysis beginning on page 15 of this proxy statement describes the Company's named executive officer compensation program and decisions made by the Compensation Committee and the Board of Directors in 2010 with respect to our Chief Executive Officer and other officers named in the Summary Compensation Table on page 31 (the "Named Executive Officers"). As noted in the Compensation Discussion and Analysis, the Company's goals for its executive compensation program are (i) to attract, motivate and retain experienced, effective executives, (ii) to direct the performance of those executives with clearly defined goals and measures of achievement, and (iii) to align the interests of management with the interests of our stockholders.

        While the vote on the following resolution is advisory in nature and therefore will not bind us to take any particular action, our Board of Directors intends to carefully consider the stockholder vote resulting from the proposal in making future decisions regarding our compensation program. The Board of Directors is asking stockholders to cast a non-binding advisory vote on the following resolution:

        "RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED, on a non-binding, advisory basis, by the stockholders of the Company."

Required Vote and Recommendation

        Only holders of record of Common Stock as of the close of business on the Record Date are entitled to vote on this proposal. Proxies will be voted FOR adoption of the resolution approving the compensation disclosed unless contrary instructions are set forth on the enclosed proxy card. A majority of the votes cast at the Annual Meeting is required to provide non-binding approval of the compensation paid to the Company's Named Executive officers. Under Maryland law, abstentions and broker non-votes are not treated as votes cast. Accordingly, an abstention or broker non-vote will have no effect on the result of the vote.

The Board of Directors unanimously recommends a vote FOR the approval of the compensation paid to the Company's Named Executive Officers as described above.

PROPOSAL 4

NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF FUTURE
ADVISORY STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION

        The stockholders of the Company are entitled to cast a non-binding advisory vote on how frequently the Company's stockholders should consider and cast an advisory vote to approve the compensation of the Company's Named Executive Officers. The choices are every year, every other year, or every three years. Stockholders may also abstain from voting on this matter. While this stockholder vote regarding frequency is an advisory vote that is not binding on the Company or the Board of Directors, the Company values the opinions of its stockholders and will consider the outcome of the vote when making its determination regarding whether this advisory vote will be held every year, every two years or every three years.

Required Vote and Recommendation

        Only holders of record of Common Stock as of the close of business on the Record Date are entitled to vote on this proposal. Because there are three alternatives, it is possible that none of the three alternatives will receive a majority of votes cast. In that case, the results of the stockholder's recommendation regarding frequency of future advisory stockholder votes on executive compensation shall be determined by whichever of the choices—one year, two years or three years—receives the greatest number of votes cast. Under Maryland law, abstentions and broker non-votes are not treated as votes cast. Accordingly, an abstention or broker non-vote will have no effect on the result of the vote. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote FOR a frequency of ONE YEAR for future advisory votes regarding executive compensation.

The Board of Directors unanimously recommends a vote for a frequency of "ONE YEAR"
for future advisory stockholder votes on the compensation of the Company's Named Executive Officers.

OTHER MATTERS

        The Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in the discretion of the proxy holders.

        Regardless of the number of shares you own, your vote is important to the Company. Please complete, sign, date and promptly return the enclosed proxy card or authorize a proxy by telephone or over the Internet to vote your shares by following the instructions on your proxy card.

 III. CORPORATE GOVERNANCE AND RELATED MATTERS

Code of Ethics and Corporate Governance Guidelines

        The Company has adopted a Code of Business Conduct and Ethics, which constitutes a "code of ethics" as defined by the SEC, that applies to the Company's Board of Directors as well as its Chief Executive Officer, Chief Financial Officer, principal accounting officer, controller, and other employees of the Company. In addition, the Company has adopted Corporate Governance Guidelines. Copies of the Code of Conduct and the Corporate Governance Guidelines are available on the "Investor Relations" section of the Company's website (www.avalonbay.com). To the extent required by the rules of the SEC and the NYSE, we will disclose amendments and waivers relating to these documents in the same place on our website.

Board of Directors and its Committees

        Board of Directors.    The Board of Directors currently consists of eight directors, each of whom are candidates for election. The Board of Directors met five times during 2010. The Board of Directors schedules regular executive sessions at each of its meetings in which the Company's non-employee directors meet without management participation. In addition, at least once each year the Company's independent directors meet without non-independent director participation. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and meetings of the committees of the Board of Directors of which he was a member. The Board expects each director to attend the Company's annual meetings of stockholders at which he is a nominee, and all current directors were in attendance at the 2010 Annual Meeting of Stockholders.

        Audit Committee.    The Board of Directors has established an Audit Committee. The current members of this committee are Messrs. Sarles (Chair), Choate, Healy and Walter. The Board of Directors has determined that Mr. Sarles is an "audit committee financial expert" as defined by the SEC and the NYSE. Mr. Sarles' designation by the Board as an "audit committee financial expert" is not intended to be a representation that he is an expert for any purpose as a result of such designation, nor is it intended to impose on him any duties, obligations or liability that are greater than the duties, obligations or liability imposed on him as a member of the Audit Committee and the Board in the absence of such designation. The Board of Directors has determined that the members of the Audit Committee, including the audit committee financial expert, are "independent" under the rules of the SEC and the NYSE. The Audit Committee, among other functions, has the sole authority to appoint and replace the independent auditors, is responsible for the compensation and oversight of the work of the independent auditors, reviews the results of the audit engagement with the independent auditors, and reviews and discusses with management and the independent auditors quarterly and annual financial statements and major changes in accounting and auditing principles. The Audit Committee met six times during 2010. The Board of Directors has adopted a written charter for the Audit

Committee. A copy of the Audit Committee charter is available on the "Investor Relations" section of the Company's website (www.avalonbay.com).

        Compensation Committee.    The Board of Directors has established a Compensation Committee. The current members of this committee are Messrs. Rummell (Chair), Primis and Sarles. The Board of Directors has determined that the members of the Compensation Committee are "independent" under the rules of the NYSE. The Compensation Committee, among other functions, reviews, designs and determines compensation structures, programs and amounts, establishes corporate and management performance goals and objectives, and reviews and makes recommendations to the Board of Directors regarding the Company's incentive compensation plans, including the Company's 1994 Stock Incentive Plan and the Company's 2009 Stock Option and Incentive Plan (collectively, the "Stock Incentive Plan"). The Compensation Committee also reviews employment agreements and arrangements with officers. The Compensation Committee may establish and delegate authority to one or more subcommittees consisting of one or more of its members as the Committee deems appropriate in order to carry out its responsibilities. In addition, our Stock Incentive Plan provides that the Committee, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Committee's authority and duties under the Plan with respect to stock and option awards, including the granting of awards, to individuals who are not subject to the reporting and other provisions of Section 16 of the Securities Exchange Act of 1934, as amended. The Compensation Committee has engaged Steven Hall & Partners, an executive compensation consulting firm, to provide it with independent advice and counsel on executive and board compensation, as well as competitive pay practices. Steven Hall & Partners did not provide any services directly to the Company or its management. The Compensation Committee met two times during 2010. The Board of Directors has adopted a written charter for the Compensation Committee. A copy of the Compensation Committee charter is available on the "Investor Relations" section of the Company's website (www.avalonbay.com).

        Nominating and Corporate Governance Committee.    The Board of Directors has established a Nominating and Corporate Governance Committee (the "Nominating Committee"). The current members of this committee are Messrs. Primis (Chair), Choate and Healy. The Board of Directors has determined that the members of the Nominating Committee are "independent" under the rules of the NYSE. The Nominating Committee was formed to, among other functions, identify individuals qualified to become Board members, consider policies relating to Board and committee meetings, recommend the establishment or dissolution of Board committees, review and consider succession plans with respect to the positions of Chairman and Chief Executive Officer (including through periodic evaluation and discussion with the Board of internal candidates for such succession), and address other issues regarding corporate governance. The Nominating Committee met six times during 2010. The Board of Directors has adopted a written charter for the Nominating Committee. A copy of the Nominating Committee charter is available on the "Investor Relations" section of the Company's website (www.avalonbay.com).

        In evaluating and determining whether to recommend a person as a candidate for election as a director, the Nominating Committee considers the qualifications set forth in the Company's corporate governance guidelines, which include business and professional background; history of leadership or contributions to other organizations; functional skill set and expertise; general understanding of marketing, finance, accounting and other elements relevant to the success of a publicly-traded company in today's business environment; and service on other boards of directors. In addition, the Board may consider diversity of background, experience and thought in evaluating and recommending candidates for election. The Board believes that diversity is important because a variety of points of view can contribute to a more effective decision-making process. The Nominating Committee may employ a variety of methods for identifying and evaluating nominees for director. The Nominating Committee may assess the size of the Board, the need for particular expertise on the Board, the upcoming election cycle of the Board and whether any vacancies are expected, due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Nominating Committee will consider various potential candidates for director which may come to the Nominating Committee's attention through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating Committee, and may be considered at any time during the year.

        In exercising its function of recommending individuals for nomination by the Board for election as directors, the Nominating Committee considers nominees recommended by stockholders. The procedure by which stockholders may submit such recommendations is set forth in the Company's Bylaws. See "Other Matters—Stockholder Proposals for Annual Meetings" for a summary of these requirements. When nominations are properly submitted, the Nominating Committee will consider candidates recommended by stockholders under the criteria summarized above. Following verification of the stockholder status of persons proposing candidates, the Nominating Committee makes an initial analysis of the qualifications of any candidate recommended by stockholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Company's Board of Directors before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a stockholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the Nominating Committee as part of its review. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by stockholders. In the case of stockholder nominations, the Board may also consider the specific information required to be provided by the nominating stockholder pursuant to the requirements of the Company's Bylaws.

        If you would like the Nominating Committee to consider a prospective candidate, please submit the candidate's name and qualifications and other information in accordance with the requirements for director nominations by stockholders in the Company's Bylaws to: AvalonBay Communities, Inc., Ballston Tower, 671 N. Glebe Road, Suite 800, Arlington, VA 22203, Attention: Corporate Secretary.

        Investment and Finance Committee.    The Board of Directors has established an Investment and Finance Committee. The current members of this committee are Messrs. Choate (Chair), Healy, Naughton, Rummell and Walter. The Investment and Finance Committee was formed to, among other things, review and monitor the acquisition, disposition, development and redevelopment of the Company's communities, and review and monitor the financial structure, capital sourcing strategy and financial plans and projections of the Company. The Investment and Finance Committee has authority, subject to certain limits and guidelines set by the Board of Directors and Maryland law, to approve investment and financing activity. The Investment and Finance Committee met three times during 2010.

        Leadership Structure and Lead Independent Director.    The current Chairman of the Board of Directors is Bryce Blair, who is also the Company's Chief Executive Officer. The Board believes that the Company is currently best served by having Mr. Blair serve as both Chief Executive Officer and Chairman of the Board. Among other things, this structure enables the Chief Executive Officer, working with the Lead Independent Director, to act as a bridge between management and the Board, helping management and the Board to act with a common purpose. Mr. Blair's combined role as Chief Executive Officer and Chairman of the Board promotes unified leadership and direction for the Company.

        To help assure sound corporate governance practices, the Board of Directors established the position of Lead Independent Director and Mr. Primis currently serves in that role. Mr. Primis' role as Lead Independent Director includes presiding at all meetings of the Board of Directors at which the Chairman is not present, serving as a liaison between the Chairman and the independent directors, approving meeting agendas for the Board, having the authority to call meetings of the independent directors, conferring with the Chairman and Chief Executive Officer regularly, and acting as a contact person for those who wish to communicate with the non-management and independent directors.

        Board of Directors Risk Oversight.    The Company and the Board have a number of practices with regard to Board oversight of risk management matters. The charter of each of the Company's Board committees provides that each committee shall, from time to time to the extent that committee deems appropriate, review risk and compliance matters relevant to that committee and report the results of such review to the full Board. As required by NYSE rules, the charter of the Audit Committee states that the Audit Committee will assist with Board oversight of risk and compliance matters, and in any event will review the perceived major financial risk exposures of the Company and the steps management has taken to monitor and control such exposures. At most regularly scheduled Board meetings, the Board reviews key matters relating to the Company's finances, liquidity, operations and investment activity. On an annual basis, the Board engages in a broader discussion about company-wide risk management. Although it is not the primary reason for the selection of the current leadership structure by the Board, the Company and the Board believe that the current leadership structure of the Board, including both a Chairman who also serves as Chief Executive Officer and a separate Lead Independent Director, helps facilitate these risk oversight functions by providing multiple channels for risk related concerns and comments. The Company's operations involve various risks that could have adverse consequences, including those described in the Company's Annual Report on Form 10-K and other filings with the SEC. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Despite the risk oversight activities described above, there can be no assurance that the Company's current practices have identified every potential material risk, are sufficient to address these risks, or that any risks will not result in a material adverse effect on the Company's business or operations.

        Independence of the Board.    The NYSE has adopted independence standards for companies listed on the NYSE, which apply to the Company. These standards require a majority of the Board of Directors to be independent and every member of the Audit Committee, Compensation Committee and Nominating Committee to be independent. NYSE standards provide that a director is considered independent only if the Board of Directors "affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company)." In addition, NYSE rules currently provide that:

  •
  A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship;

  •
  A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 per year in such compensation;

  •
  A director is not independent if (A) the director is a current partner or employee of a firm that is the Company's internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company's audit; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company's audit within that time;

  •
  A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company's present executives serve on that company's compensation committee is not independent until three years after the end of such service or the employment relationship; and

  •
  A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in a single fiscal year, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues, is not independent until three years after falling below such threshold.

        To determine which of its members is independent, the Board of Directors used the above standards and also considered whether a director had any other past or present relationships with the Company which created conflicts or the appearance of conflicts. Other than the employment relationships described below, no such transactions, relationships or arrangements were reported to the Board for consideration.

        Based on the absence of any such transactions, relationships or arrangements found as a result of this review, the Board determined that all nominees for directors are independent because none of them has any past or present material relationships with the Company that creates a conflict or the appearance of a conflict, except for (i) Mr. Blair, who currently serves as the Company's Chief Executive Officer, and (ii) Mr. Naughton, who currently serves as the Company's President.

Contacting the Board

        Any stockholder or other interested party may contact any of our directors, including the Lead Independent Director or our non-management or independent directors as a group, by writing to them c/o AvalonBay Communities, Inc., Ballston Tower, 671 N. Glebe Road, Suite 800, Arlington, VA 22203, Attention: Corporate Secretary. Your letter should clearly specify the name of the individual director or group of directors to whom your letter is addressed. Any communications received in this manner will be forwarded as addressed.

Report of the Audit Committee

        The Audit Committee reviews the financial reporting process of AvalonBay Communities, Inc., a Maryland corporation (the "Company"), on behalf of the Company's Board of Directors. Management has primary responsibility for this process, including the Company's system of internal controls, and for the preparation of the Company's consolidated financial statements in accordance with generally accepted accounting principles. The Company's independent auditors, and not the Audit Committee, are responsible for auditing and expressing an opinion on the conformity of the Company's audited financial statements to generally accepted accounting principles.

        In this context, during 2010, the Audit Committee reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards Vol. 1 AU section 380) (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee received from the independent auditors the written disclosures required by the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit Committee regarding independence and discussed with the independent auditors their independence from the Company and its management.

        Relying on the reviews, disclosures and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company's Annual Report on Securities and Exchange Commission (the "SEC") Form 10-K for the year ended December 31, 2010, for filing with the SEC.

  Submitted by the Audit Committee

    H. Jay Sarles (Chair)
    Bruce A. Choate
    John J. Healy, Jr.
    W. Edward Walter

Fiscal 2009 and 2010 Audit Fee Summary

        During fiscal years 2009 and 2010, the Company retained its principal independent auditors, Ernst & Young, to provide services in the following categories and approximate amounts:

	2009	2010
Audit fees	$996,514	$994,959
Audit related fees(1)	$428,945	$389,725
Tax fees(2)	$411,013	$416,678
All other fees	$0	$0

(1)
Audit related fees include fees for services traditionally performed by the auditor such as subsidiary audits, employee benefit audits, and accounting consultation.

(2)
Tax fees include preparation and review of subsidiary tax returns and taxation advice.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

        The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Transactions with Related Persons, Promoters and Certain Control Persons

        The Company's Code of Business Conduct and Ethics (the "Code"), adopted by the Company's Board of Directors and evidenced in writing, provides that no employee of the Company, including an executive officer or director, may engage in activities that create a conflict of interest with the Company unless all relevant details have been disclosed and an appropriate waiver permitting the conduct has been received. An activity constitutes a conflict of interest under the Code if (i) the activity could adversely affect or compete with the Company, (ii) any interest, connection or benefit to the employee or director from the activity could reasonably be expected to cause such employee or director to consider anything other than the best interest of the Company when deliberating and voting on Company matters, or (iii) any interest, connection or benefit to the employee or director from the activity could give such employee or director or a member of his or her family an improper benefit that he or she obtains on account of his or her position within the Company. An executive officer or member of the Board of Directors may only receive a waiver from the Board or any designated committee of the Board, and any waiver granted to an executive officer or director will be disclosed to the Company's stockholders to the extent required by law or NYSE rules. The Nominating and Corporate Governance Committee of the Board (or any other committee that is designated) is responsible for administering the Code for executive officers and directors.

IV. EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

        The Company's goals for its executive compensation program are (i) to attract, motivate and retain experienced, effective executives, (ii) to direct the performance of those executives with clearly defined goals and measures of achievement, and (iii) to align the interests of management with the interests of our stockholders.

        With regard to absolute levels of executive compensation and the compensation programs we use, the Compensation Committee periodically reviews relevant information about competitive pay levels and structures but also considers a number of other factors, as described in the full discussion below.

        Each year the Board sets annual corporate goals that are designed to promote value creation and assure that annual cash and long term equity bonuses are tied to performance. These goals, which include measures of performance on both an absolute basis as well as relative to peers, are described in more detail in the full discussion below. Goals for 2010 included (i) specific company performance metrics such as funds from operations, development revenue, development yield, and redevelopment income, (ii) discretionary objectives, such as progress on specific corporate initiatives, and (iii) total stockholder return. While total stockholder return in any one year can vary widely due to macroeconomic forces beyond our executives' control, we believe it is an important metric, and in 2010 it accounted for 50% of the corporate goal for annual long term incentive awards. This helps assure that executive compensation is impacted by the investment returns realized by our stockholders which should, over time, reflect long term value creation.

        The compensation of our executive officers also reflects performance against individual and (where appropriate) business unit goals, as described in the full discussion below.

        Achievements for 2010 included the following:

  •
  Development Activity:  Started 11 communities for a total budgeted cost of $640 million. Completed and delivered four new communities totaling over 1,500 apartment homes at a total capital cost of $570 million. At year-end 2010, we had just under $900 million of new development underway and a pipeline of development rights that, if fully developed, would add 7,300 apartments in 26 communities at a total projected capital cost of $2.2 billion.

  •
  Redevelopment Activity:  Completed five redevelopments for a total capital cost of approximately $78 million and started seven redevelopments with incremental estimated total capital costs of $76 million.

  •
  Portfolio Management:  Sold three assets for an aggregate price of $190 million and a 9% unlevered internal rate of return on our investment in these assets over a 12 year weighted average holding period.

  •
  Property Management:  Exceeded budgeted lease-up revenue for development communities and budgeted net operating income for redevelopment communities. Responded to increased demand for apartment rentals by adjusting rents, enabling us to outperform our budgeted funds from operations.

  •
  Financial Management:  Reduced financial risk, strengthened our balance sheet, and increased financial flexibility through new debt and equity issuance, refinancing activity, and both planned and opportunistic redemptions. Particularly noteworthy were:

  •
  The issuance in November of $250 million of 10-year unsecured notes at a 3.97% coupon rate, which was reported to be the lowest 10-year coupon rate in modern REIT history.

  •
  The issuance of $295 million in equity through our first Continuous Equity Program and the registration of a second program providing for up to $500 million in new equity issuance.

  •
  Extension of our $1 billion unsecured credit facility through November 2011.

  •
  Investment Management Funds:  Acquired six communities with just under 2,800 apartments for about $400 million through our second Investment Management Fund.

  •
  Corporate and Systems Management:  Further expanded our capabilities in customer insight, brand management and market and submarket research through the hiring of experienced officers in those areas; implemented a new budgeting, analysis and asset valuation system; and made further progress on our sustainability initiative.

  •
  Stockholder Return:  Our total stockholder return in 2010 was 42%.

        We believe that our executive management and our company performed well in 2010 when measured against the corporate goals established at the beginning of 2010. Accordingly, our Board determined that the Company achieved, for the corporate component of annual cash bonus, 126% of target (as compared to 82% in 2009 and 91% in 2008), and, for the corporate component of the long term equity bonus, 94% of target (as compared to 70% in 2009 and 69% in 2008). Business unit and individual performance were also positive in 2010. For those 2010 named executive officers for whom business unit performance is part of their compensation calculation, the average business unit performance achievement was judged to be 128% in 2010 as compared to 64% in 2009 and 69% in 2008. The average individual performance of our 2010 named executive officers was judged to be 112% in 2010 as compared to 114% in 2009 and 117% in 2008.

        Our Board determined not to increase the base salaries or target amounts of bonuses for either our named executive officers or our other executive vice presidents after considering their current levels of compensation and the early stage of the current economic recovery.

Full Discussion

Objectives and Structure of Our Executive Compensation Programs:

        The primary objectives of our executive compensation programs are: (i) to attract, motivate and retain experienced, highly-motivated executives who are capable of leading us effectively and contributing to our long-term growth and profitability, (ii) to direct the performance of management with clearly-defined goals and measures of achievement, and (iii) to align the interests of management with the interests of our stockholders.

        We utilize a combination of cash and equity-based compensation to provide appropriate incentives for our executives. Executive officers are eligible to receive a combination of annual base salary, annual cash bonuses, and annual restricted stock and option grants under our Stock Incentive Plan. Executive officers are also eligible for other benefits, including elective participation in a deferred compensation plan, a 401(k) retirement savings plan, an employee stock purchase plan, and certain insurance benefits and perquisites.

        The component elements of each named executive officer's annual compensation for 2010 are set forth in the following table:

Base Salary	Annual Cash Bonus	Long-Term Incentive Compensation	Long-Term Performance Plan	Other Miscellaneous Amounts
This amount, payable in cash, is generally established each year in February and effective in early March.	The threshold, target and maximum dollar value targets for cash bonuses are established in February each year, with cash bonus paid in March of the following year based on an evaluation of achievements of goals established at the time targets are set.	The threshold, target and maximum dollar value targets for long-term incentive compensation are established in February each year, with 33% of the dollar value of the actual award (based on an evaluation of achievements of goals established at the time targets are set) awarded in the form of stock options (as described below) and 67% of such dollar value of the actual award granted in the form of restricted stock (as described below).	The Company established a long-term performance plan in 2008 under which the named executive officers will receive payments only if certain performance metrics are reached by the Company by May 31, 2011, as described below.	Each named executive officer received certain other compensation, such as amounts contributed to the named executive officer's 401(k) accounts and certain insurance premiums, all of which are detailed in the Summary Compensation Table and the footnotes to the table.

        In determining the base salary and the threshold, target, and maximum cash and equity bonus for each named executive officer for a given year, the Compensation Committee generally considers a number of factors on a subjective basis, including (i) the scope of the officer's responsibilities within the Company and in relation to comparable officers at various companies within the peer group referred to below; (ii) the experience of the officer within our industry and at the Company; (iii) performance of the named executive officer and his or her contribution to the Company; (iv) the Company's financial budget and general level of wage increases throughout the Company for the coming year; (v) a review of historical compensation information for the individual officer; (vi) a subjective determination of the compensation needed to motivate and retain that individual; (vii) the recommendations of the Chief Executive Officer; and (viii) data regarding compensation paid to officers with comparable titles, positions or responsibilities at REITs that are considered by the

Compensation Committee to be comparable for these purposes(1). An officer's target compensation is not mechanically set to be a particular percentage of the peer group average, although, as noted, the Compensation Committee does review the officer's compensation relative to the peer group to help the Compensation Committee perform the subjective analysis described above. Peer group data is not used as the determining factor in setting compensation for the following reasons: (a) the officer's role and experience within the Company may be different from the role and experience of comparable officers at the peer companies; (b) the average actual compensation for comparable officers at the peer companies may be the result of a year of over performance or under performance by the peer group; and (c) the Compensation Committee believes that ultimately the decision as to appropriate target compensation for a particular officer should be made based on the full review described above.

(1)
In establishing base salary, cash bonus, and long-term incentive award targets, the REITs used for reference in the Compensation Committee's review were:

    AMB Property Corporation
    Apartment Investment and Management Company
    Boston Properties, Inc.
    Camden Property Trust
    Digital Realty Trust, Inc.
    Duke Realty Corporation
    Equity Residential
    Federal Realty Investment Trust
    Host Hotels & Resorts, Inc.
    Kimco Realty Corporation
    Liberty Property Trust
    Macerich Company
    ProLogis
    Public Storage, Inc.
    UDR, Inc.
    Ventas, Inc.
    Vornado Realty Trust

        The Company does not have specific, proportionate ratios to define the relative total compensation between the individual Named Executive Officers, although the Compensation Committee from time to time does review the relationship in pay between executive officers to assure that relative compensation levels are appropriate and are designed to effectively motivate and retain executives.

        In setting the total compensation of our executive officers, the Compensation Committee considers, for each executive officer, the approximate proportions of the different elements of total compensation that would be earned if compensation targets were achieved. While there is no set formula that is used in each case, the following represents the general guidelines that are considered for the named executive officers:

Officer	Base Salary	Cash Bonus	Long-Term Equity
Mr. Blair	15% to 25%	20% to 30%	55% to 65%
Mr. Sargeant	20% to 30%	20% to 30%	45% to 55%
Mr. Naughton	20% to 30%	20% to 30%	45% to 55%
Mr. Horey	20% to 30%	20% to 30%	45% to 55%
Mr. McLaughlin	20% to 30%	20% to 30%	45% to 55%

        The allocation between base salary, cash bonus and long-term equity is determined by the Compensation Committee based upon its general consideration of the executive's level within our organization. At the more senior levels, less of an officer's total compensation is fixed and more is variable (i.e., in the form of cash bonuses and long-term equity awards). A significant percentage of the compensation of these senior executives is composed of restricted stock and stock options for the following reasons: (i) we believe that the interests of these executives should be closely aligned with the interests of our stockholders; (ii) we want these individuals to maintain a long-term focus for the Company; and (iii) this type of pay arrangement is generally consistent with the compensation practices of our peer companies. In accordance with SEC rules, the five Named Executive Officers shown in the executive compensation tables were identified based upon title (for CEO and CFO) and total compensation (as calculated in accordance with the Summary Compensation Table) of officers who are in charge of a principal business unit, division, or function or who perform a policymaking function.

        The Compensation Committee views the granting of stock options and restricted stock as a means of aligning management and stockholder interests, incenting and rewarding management's long-term perspective, and retaining the services of the executive. Stock options and restricted stock are designed to provide long-term performance incentives and rewards tied to the price of our Common Stock. Following the determination of annual performance and the resulting dollar value of the long-term incentive, 33% of that dollar value is awarded in the form of stock options (vesting as described below), using the Black-Scholes value on or about December 31 of the most recent year. The remaining 67% of that dollar value is awarded in the form of stock awards (vesting as described below), using the closing price of our Common Stock as reported on the NYSE on the date of grant. The Compensation Committee supports the use of stock options and stock awards for the following reasons: they have a strong retentive feature both during vesting and (in the case of options) after vesting; they provide a strong incentive to officers to maximize company performance; and they keep our compensation programs competitive with our peers. A greater percentage of the dollar value is allocated to restricted stock awards than to options because stock awards retain their value (and thus retentive feature) even if our stock price declines; they provide a current and immediate return to officers and thus are viewed as an important part of compensation; and they provide immediate exposure to the effect of a decline in stock price, thus aligning the interests of officers with our stockholders in protecting the value of our company.

        Options granted vest over a period of three years on the anniversary of the award date, subject to accelerated vesting in the case of termination of employment due to retirement (as defined below), termination without cause, death, disability or change in control. Restricted stock awards vest in five tranches, with 20% of a restricted stock award vesting on March 1 in the year of the grant and the remaining 80% vesting in equal annual installments on March 1 of each of the following four years subject to accelerated vesting in the case of termination of employment due to retirement (as defined below), termination without cause, death, disability or change in control. Dividends are paid on restricted stock, and the amounts of dividends on restricted stock received by each of the named executive officers during 2010 is included in the Summary Compensation Table on page 31 of this Proxy Statement.

        "Retirement" for purposes of our long-term incentive awards, including stock option grants and restricted stock awards, generally means the termination of employment and other business relationships, other than for cause, when the sum of the following equals or exceeds 70 years: (i) the number of full months of employment and other business relationships with the Company and any predecessor company (must be at least 120 months) and (ii) the employee's age on the date of termination (must be at least 50 years old). To qualify for retirement, the employee must also give six months' prior written notice to the Company of his intention to retire and enter into a one year non-solicitation and non-competition agreement. The Compensation Committee believes that this definition of retirement is appropriate and rewards long-term contributions of employees to the

Company. Messrs. Blair and Sargeant currently meet the 70 years age/service requirement, and Messrs. Naughton, Horey, and McLaughlin will meet that requirement in May 2011, July 2012, and June 2014, respectively. The Compensation Committee believes that there is a retentive element to long-term incentive awards even for those officers who are eligible to benefit from accelerated vesting upon retirement. For example, in the case of stock options, retirement would trigger a 12-month period during which options must be exercised or forfeited. Continuing to have an employment or other business relationship with the Company, by contrast, would allow the officer to exercise an option at any time between the vesting of the option and the expiration of the original ten-year term of the option. In addition, there is a disincentive to retire in that a one-year non-competition agreement would apply that restricts the officer's ability to work for any of the Company's competitors.

        At the beginning of each year, the Company's executive officers propose corporate goals for that year for the Annual Bonus (cash) and Long-Term Incentive Plans (options and restricted stock) for review by the CEO. Following any modifications by the CEO, the goals are provided to the Compensation Committee for consideration. The Compensation Committee reviews these proposed goals, adopts any revisions it may deem appropriate, and recommends the final corporate goals to the full Board of Directors for ratification and approval by a vote of the independent directors who qualify for membership on the Compensation Committee. Annual business unit goals are drafted by the head of each business unit and reviewed, modified and approved by the CEO. The individual goals are determined in a similar manner, with the exception that the goals for the CEO are reviewed and approved by the Compensation Committee and ratified by the independent directors of the Board who qualify for membership on the Compensation Committee.

        At the end of each year, the CEO reviews and recommends to the Compensation Committee the achievement of corporate, business unit and individual goals for the other Named Executive Officers as well as any pay changes. With regard to pay changes, the Compensation Committee reviews the CEO's recommendations, may review competitive market data, and consults with a third party compensation consultant to the extent it deems appropriate. Recommendations for bonus awards and compensation changes for the CEO and all executive officers are approved by the Compensation Committee and are then ratified by the independent directors of the Board who qualify for membership on the Compensation Committee. All annual awards of options and restricted stock are generally effective on the date (usually in February each year) of ratification, but may be delayed to a date after such ratification if there is a pending announcement by the Company of material non-public information, such as an earnings release. The Compensation Committee has engaged Steven Hall & Partners, an executive compensation consulting firm, to provide it with advice and counsel on executive and board compensation, as well as competitive pay practices. Steven Hall & Partners did not provide any services directly to the Company or its management. The Company uses the services of FPL Associates, another compensation consulting firm, to provide it with advice, competitive pay practices and data, and other review services, including assistance with preparing a termination payment analysis for the purpose of assisting the Company in preparing its proxy disclosure, and calculating the Black-Scholes value of the Company's options at year end.

Review of Our 2010 Compensation Decisions:

        Base Salary for 2010.    The following are the base salaries established for 2010 for each of the named executive officers, which do not reflect any increase from 2009 base salaries.

Name	Base Salary($)
Mr. Blair	823,368
Mr. Sargeant	460,000
Mr. Naughton	750,000
Mr. Horey	380,000
Mr. McLaughlin	390,000

        Cash Bonus with Respect to 2010.    The following table sets forth the target, threshold and maximum cash bonus established in February 2010 and the actual cash bonus award made in February 2011 with respect to performance in 2010 for each of the named executive officers:

	Annual Cash Bonus Targets
Name	Threshold ($)	Target ($)	Maximum ($)	Actual Cash Bonus ($)
Mr. Blair	514,605	1,029,210	2,058,420	1,268,501
Mr. Sargeant	207,000	414,000	828,000	510,255
Mr. Naughton	375,000	750,000	1,500,000	924,375
Mr. Horey	152,000	304,000	608,000	369,816
Mr. McLaughlin	156,000	312,000	624,000	399,110

        Under our cash bonus program, the Compensation Committee may award annual cash bonuses to officers based on the following three elements: (1) the achievement of specific Company performance goals, (2) the performance of the officer's business unit, where applicable, and (3) the performance of the individual officer. Various weightings are applied to each category based on each officer's position and his or her ability to impact performance for the Company as a whole or a particular business unit.

        For 2010, the following categories of performance goals and relative weightings were approved:

	Weight of Each Component
Name	Corporate	Business Unit	Individual
Mr. Blair	75%	—	25%
Mr. Sargeant	75%	—	25%
Mr. Naughton	75%	—	25%
Mr. Horey	40%	50%	10%
Mr. McLaughlin	20%	60%	20%

        Corporate Goals and Achievement for Cash Bonus.    The corporate component of the annual bonus included four categories of performance goals, with weightings applicable to each goal set in advance. The following corporate goals were established for 2010:

  (i)
  The achievement of a targeted level of Operating Funds from Operations ("Operating FFO") per share, both on an absolute and relative basis, composed 55% of total corporate performance. Operating FFO is defined as FFO (as defined by NAREIT and explained in the Company's Annual Report to Stockholders accompanying this proxy statement) excluding gains or losses on the sale of undepreciated real estate (generally land) as well as certain other non-routine or non-recurring items. For determining relative performance, the comparable peer group of multifamily REITs consisted of: Apartment Investment and Management Company ("AIMCO"), BRE Properties, Inc., Camden Property Trust, Inc.,

    Equity Residential Properties Trust, Inc., Essex Property Trust, Inc., Home Properties, Inc., Post Properties, Inc., and United Dominion Realty Trust, Inc. (collectively, the "Bonus Peer Group"). Operating FFO on an absolute basis was set at $3.51 per share for the achievement of threshold performance, $3.73 per share for the achievement of target performance, and $3.95 per share for the achievement of maximum performance. Actual 2010 Operating FFO on an absolute basis was determined to be $3.98 per share. For Operating FFO growth relative to the Bonus Peer Group, a 6th place ranking was threshold performance, 3rd place ranking was target performance and maximum performance was 1st place. For 2010, the Compensation Committee determined that the Company achieved a 6th place ranking against this peer group.

  (ii)
  The revenue from development activities, as compared to the original budgeted revenue, made up 7.5% of the total corporate performance. Meeting budgeted revenue for this component was determined to be target performance, 7.5% below budgeted revenue was threshold performance, and exceeding budgeted revenue by 7.5% or more was maximum performance for this component. In 2010 budgeted revenue for this category, based upon seven communities, was approximately $21.4 million, while actual revenue was at approximately $22.0 million for 2010.

  (iii)
  The operating performance of redevelopment activities, as compared to the original budgeted performance, made up 7.5% of the total corporate performance. Meeting budgeted net operating income ("NOI") for this component was determined to be target performance, 3.0% below budgeted NOI was threshold performance, and exceeding budgeted NOI by 3.0% or more was maximum performance for this component. In 2010, the Compensation Committee determined that the Company's redevelopment activities, based upon 14 redevelopment communities, were above Budgeted NOI. Budgeted NOI for this category was approximately $59.3 million and actual NOI achievement for this category was approximately $64.1 million.

  (iv)
  The effectiveness of management (defined as the execution of business plans, flexibility in decision making, portfolio management, balance sheet management, and focus on the correct organizational priorities) and progress on various corporate initiatives made up 30% of the total corporate performance metrics for 2010. For 2010, the Compensation Committee determined that achievement on this category was 107.5% of target.

        Overall, achievement of the corporate component of performance for 2010 for cash bonuses was determined to be 126.0% of target.

        Business Unit Goals and Achievement for Cash Bonus.    As noted above, of the five named executive officers, Mr. Horey and Mr. McLaughlin received cash bonuses based in part upon the achievement of their respective business units.

        In Mr. Horey's case, the Business Unit component was based on the achievements of the Property Operations group, as Mr. Horey is the senior executive officer with direct oversight for that group. Seven metrics were established for the Property Operations group: (i) controllable NOI for Same Store Sales communities relative to budget, with target performance set at meeting the pre-established budget of approximately $492 million, (ii) Same Store Sales NOI growth relative to a peer group consisting of AIMCO, BRE Properties, Inc, Camden Property Trust, Inc., Equity Residential Property Trust, Inc., Post Properties, Inc. and United Dominion Realty Trust, Inc., (iii) controllable NOI for other stabilized and Fund communities versus budget, with target performance set at meeting the pre-established budget of approximately $91 million, (iv) lease-up and redevelopment controllable NOI versus budget, with meeting budget of approximately $56 million set as target performance, (v) controllable expenses for Same Store Sales versus budget, with meeting budget of approximately $151 million set as target performance, (vi) Same Store Sales revenue growth relative to a multifamily average as published by third party research, and (vii) customer service, based on surveys conducted at various times during residents' tenure, with target defined as achieving two out of three move-in, renewal, and move-out surveys goals. For 2010, the overall achievement for the Property Operations group was determined to be 120.5% of target.

        In Mr. McLaughlin's case, the Business Unit component was based on the achievements of the Northeast Development and Construction group, as Mr. McLaughlin is the senior executive officer with direct oversight of that group. Mr. McLaughlin's business unit was evaluated against the following goals: (i) sourcing of new development rights; (ii) construction start volume and projected stabilized yields relative to target yields, with $246 million of construction starts as target; (iii) construction completion volume as determined by total capital cost and actual stabilized yields relative to target yields; and (iv) actual construction costs relative to budgeted costs and actual schedule performance relative to budgeted schedule performance. For 2010, the overall achievement for Mr. McLaughlin's Development and Construction group was determined to be 136.2% of target.

        Individual Goals.    Individual goals for the officers include the executive's leadership and managerial performance and are evaluated on a subjective basis annually. Individual performance for Mr. Blair is determined by the Compensation Committee. The Committee also determines individual performance for the other named executive officers after receiving recommendations from Mr. Blair. The Compensation Committee determinations are ratified and approved by the independent members of the Board who are qualified to serve on the Compensation Committee.

        Specific individual goals for Mr. Blair in 2010 included (i) providing strategic leadership to the Company overall; (ii) oversight of overall Company performance and achievements of Business Plan objectives; (iii) providing oversight to the Company's development and construction activities; (iv) proactive management of sources and uses of capital; (v) providing leadership on the corporate sustainability initiative; and (vi) effective board leadership, including addressing board succession.

        Individual goals for Mr. Sargeant in 2010 included (i) focusing on operational efficiencies and process improvement; (ii) enhancing corporate controls and supporting the work of the Internal Audit Group; (iii) continued focus on the quality and timeliness of financial reporting; and (iv) proactive sourcing of new debt and equity capital.

        Mr. Naughton's individual goals for 2010 included (i) oversight of investment activity, including acquisitions, dispositions, and redevelopment; (ii) goals relating to the organization, staffing and training of the operations, investments, and redevelopment and asset management groups; (iii) providing strategic oversight with respect to certain corporate and strategic initiatives; and (iv) focusing on the development of the Company's customer insight and market research groups.

        Mr. Horey's individual goals in 2010 included (i) issues related to management, staffing and training of the Company's Property Operations group; (ii) goals relating to increased efficiencies in onsite and centralized operations activities; (iii) focus on customer service and resident communication, sales experience, and satisfaction; and (iv) sustaining increases in revenue and an emphasis on expense containment.

        Mr. McLaughlin's individual goals in 2010 included: (i) management and staff development of the East Coast Development and Construction businesses; (ii) a focus on starts and lease-ups; (iii) building development yields; and (iv) supporting sustainability with alternatives for more energy efficient and lower life cycle costs in construction.

        The achievement of individual goals by each of the named executive officers in 2010 was determined to be within 20% of individual target performance.

        The actual cash bonus paid in 2011 with respect to performance in 2010 for each of the named executive officers as included in the table above, and in the Summary Compensation Table on page 31 of this Proxy Statement, under the column "Non-Equity Incentive Plan Compensation," were determined in accordance with the original methodology and goals described above.

        Long-Term Incentive Awards with Respect to 2010.    The following table sets forth the long-term incentive award potential for 2010 performance established in February 2010 and the actual long-term incentive awards made in February 2011 with respect to performance in 2010 for each of the named executive officers.

	Long-Term Incentive Targets
				Actual Long-Term Incentive Award ($)(1)
Name	Threshold ($)	Target ($)	Maximum ($)
Mr. Blair	2,000,100	3,000,000	3,999,900	2,820,000
Mr. Sargeant	650,033	975,000	1,299,968	916,500
Mr. Naughton	1,000,050	1,500,000	1,999,950	1,410,000
Mr. Horey	400,020	600,000	799,980	589,410
Mr. McLaughlin	433,355	650,000	866,645	689,681

(1)
This dollar value is awarded in the form of stock options and restricted shares. In determining the number of options to award, one-third of the dollar value in this column was divided by $27.89, the Black-Scholes value of options as of December 31, 2010 as determined by the Company's third-party compensation consultant, FPL Associates, and verified by the Company. In determining the number of restricted shares to award, the remaining two-thirds of the long-term incentive award dollar value in this column was divided by $115.83, the closing price of our Common Stock on the NYSE on the date of the award. The options granted as part of the long-term incentive award were granted on February 16, 2011, with an exercise price of $115.83 per share and vest over a three-year term subject to accelerated vesting (in the case of termination of employment without cause, or upon death, disability or retirement, or upon a change in control of the Company, as defined in the 2009 Stock Option and Incentive Plan) or forfeiture of unvested options (in the case of termination of employment for any other reason). The shares of restricted stock granted as part of the long-term incentive award were granted on February 16, 2011. Twenty percent of such grants vested on March 1, 2011 and the remaining 80% of the shares vest in four equal annual installments on the anniversaries of that date, subject to accelerated vesting (in the case of termination of employment without cause, or upon death, disability or retirement, or upon a change in control of the Company, as defined in the 2009 Stock Option and Incentive Plan) or forfeiture of unvested shares (in the case of termination of employment for any other reason). Dividends are payable on the shares at the same rate as dividends paid on all outstanding shares of our Common Stock.

        Under our long-term incentive awards program, the Compensation Committee may award long-term incentive compensation to officers based on the achievement of specific Company performance goals and the performance of the officer's business unit. For 2010 the weightings applied to the two categories of goals for each of the named executive officers were as follows:

	Weight of Each Component
Name	Corporate	Business Unit
Mr. Blair	100%	—
Mr. Sargeant	100%	—
Mr. Naughton	100%	—
Mr. Horey	67%	33%
Mr. McLaughlin	33%	67%

        Corporate Goals and Achievement for Long-Term Incentive Awards.    The corporate component of the long-term incentive included four categories of performance goals, with weightings applicable to each goal set in advance based on a review of recommendations made by management. The following corporate goals were established for 2010:

  (i)
  The achievement of Total Stockholder Return as measured on both an absolute basis (based on a three-year average) and a relative basis (as compared to the Bonus Peer Group on a one-year basis) comprised 50% of total corporate performance. Threshold Total Stockholder Return on an absolute basis was set at 6%, target was set at 9%, and maximum was 12%. For 2010, total stockholder return (three-year average) was 18%. For total stockholder return relative to the Bonus Peer Group (one-year basis), a 6th place ranking was threshold performance, a 3rd place ranking was target, and maximum performance was 1st place. In 2010, the Company achieved a 6th place ranking against this peer group.

  (ii)
  The multiple of the price of our Common Stock compared to our FFO per share (as measured against the Bonus Peer Group) represented 10% of the total corporate performance. Threshold for this factor was set at 6th place, target was a 3rd place ranking, and 1st place was maximum performance. In 2010, the Company's ranking for this criterion was 1st.

  (iii)
  The initial year stabilized yield performance for communities stabilizing during the year as compared to the pre-established target yield for such developments represented 10% of the total corporate performance. Target achievement of this goal was set at meeting the pre-established target yield, with threshold performance being 0.75 percentage points below the target yield and maximum at 0.75 percentage points above the target yield. Actual performance was approximately 1.8% below threshold yield.

  (iv)
  The effectiveness of management (defined as the execution of business plans, flexibility in decision making, portfolio management, balance sheet management, and focus on the correct organizational priorities) and progress on various corporate initiatives made up 30% of the total corporate performance metrics for 2010. For 2010, the Compensation Committee determined that achievement on this category was at 102.5% of target.

        For 2010, corporate achievement of the long-term incentive measures was approximately 94% of target. In future years, the Company's receipt of a "promoted" distribution from the Company's first investment management fund (i.e., a distribution in excess of the Company's proportionate interest in the Fund) could be a supplemental overriding measure that could allow officers to achieve, but not exceed, maximum performance. This was not a factor in 2010, nor is it likely to be a factor in 2011.

        Business Unit Goals for Long-Term Incentive Awards.    The Business Unit and Individual goals that were used for calculating cash bonuses as described above were also used for calculating long-term incentive awards, with the achievement described above.

        Based on those achievement levels and the formal approval and ratification of those determinations by the Compensation Committee and the independent members of the Board of Directors who are qualified to serve on the Compensation Committee, the dollar value of long-term incentive awards for each named executive officer was awarded as described in the table above, which resulted in the following awards made on February 16, 2011

Named Executive Officer	Number of Options(1)	Number of Shares of Restricted Stock(2)
Bryce Blair	33,367	16,312
Thomas J. Sargeant	10,844	5,301
Timothy J. Naughton	16,683	8,156
Leo Horey	6,974	3,409
William McLaughlin	8,160	3,989

(1)
The options set forth in this column were granted on February 16, 2011, with an exercise price of $115.83 per share and vest over a three-year term subject to accelerated vesting (in the case of termination of employment without cause, or upon death, disability or retirement, or upon a change in control of the Company (as defined in the 2009 Stock Option and Incentive Plan)) or forfeiture of unvested options (in the case of termination of employment for any other reason).

(2)
The shares of restricted stock set forth in this column were granted on February 16, 2011. Twenty percent of such grants vested on March 1, 2011 and the remaining 80% of the shares vest in four equal annual installments on the anniversaries of that date, subject to accelerated vesting (in the case of termination of employment without cause, or upon death, disability or retirement, or upon a change in control of the Company, as defined in the 2009 Stock Option and Incentive Plan) or forfeiture of unvested shares (in the case of termination of employment for any other reason). Dividends are payable on the shares at the same rate as dividends paid on all outstanding shares of our Common Stock.

2008 Performance Plan:

        In 2008, the Company's Board of Directors and Compensation Committee approved the implementation of a multiyear performance plan (the "2008 Performance Plan"). Effective June 1, 2008, awards in connection with this plan were made to selected officers, including the named executive officers. Awards under the 2008 Performance Plan were initially in the form of Deferred Stock Awards, with no dividend rights, granted under the Stock Incentive Plan. These Deferred Stock Awards will be forfeited in their entirety unless the Company's total return to stockholders in the aggregate, measured for all shares outstanding during the measurement period, consisting of stock price appreciation plus cumulative dividends without reinvestment or compounding with respect to each share outstanding during the measurement period but only for so long as outstanding (the "Actual TRS"), exceeds the total return that would have to be achieved to exceed two different performance hurdles: (i) an Absolute TRS Target and (ii) a Relative TRS Target, as described below.

        Each participating officer under the 2008 Performance Plan received Deferred Stock Awards representing a specified "Participation Percentage" in the plan. If both TRS targets are exceeded at the end of the measurement period, then each participating officer will earn Deferred Stock Awards (i.e., a number of Deferred Stock Awards will convert into shares of Common Stock as described below) having a total value (based on the closing price of the Company's Common Stock on the last day of the measurement period) equal to that officer's Participation Percentage multiplied by the Total Funding Pool. The determination of the Total Funding Pool is described below, and in all events will not exceed $60 million. Any unearned Deferred Stock Awards (i.e., Deferred Stock Awards in excess of the number of awards having a value equal to that officer's Participation Percentage in the Total Funding Pool) will be forfeited. Earned Deferred Stock Awards will convert into (a) unrestricted Common Stock (50%) and (b) restricted Common Stock with a one-year vesting period (50%), subject to earlier forfeiture or acceleration under certain conditions as described below. Dividends will be paid on both the unrestricted Common Stock and the restricted Common Stock. No assurance can be given as to whether both TRS targets will be exceeded, and if so by how much, when the plan ends on May 31, 2011, and therefore no assurance can be given as to whether any awards will vest under the 2008 Performance Plan.

        The measurement period of the 2008 Performance Plan began on June 1, 2008, with a starting Common Stock price equal to $102.16 (the average closing price of the Company's Common Stock on the twenty trading days prior to June 1, 2008). The measurement period will end on May 31, 2011, or earlier upon a change in control of the Company, again using a twenty trading day average price.

        The TRS performance of each share of the Company's Common Stock that is outstanding during the measurement period is measured against both (1) an Absolute TRS Target of 32% (or a pro rated amount for shares that are outstanding for less than the full three year measurement period) and (2) a Relative TRS Target consisting of stock price appreciation plus cumulative dividends (without reinvestment or compounding) reported for the FTSE NAREIT Apartment Index during the period the shares are outstanding. In the case of shares that are outstanding for less than the full measurement period, some simplifying assumptions and adjustments are made. If, after aggregating the performance of all shares that were outstanding during the measurement period for so long as they were outstanding, the Actual TRS exceeds the total return that would have to be achieved to exceed both the Absolute TRS Target and the Relative TRS Target, the Total Funding Pool will equal 10% of the simple average of (i) the excess stockholder value created by the Actual TRS exceeding the return that would have been achieved at the Absolute TRS Target precisely and (ii) the excess stockholder value created by the Actual TRS exceeding the return that would have been achieved at the Relative TRS Target precisely, provided that in no event will the Total Funding Pool exceed $60 million.

        The Company allocated the following Participation Percentages and granted the corresponding number of Deferred Stock Awards to the Company's named executive officers on June 1, 2008:

Named Executive Officer	Participation Percentage	Number of Deferred Stock Awards
Mr. Blair	15.01	95,040
Mr. Sargeant	5.33	33,748
Mr. Naughton	12.51	79,211
Mr. Horey	5.33	33,748
Mr. McLaughlin	5.33	33,748

All determinations, interpretations and assumptions relating to the calculation of performance and vesting relating to the 2008 Performance Plan will be made by the Compensation Committee.

2011 Compensation:

        Compensation for 2011 was established in February 2011 for each of the named executive officers following the annual review process described above. After considering their current levels of compensation and the early stage of the economic recovery, the Company determined that there would be no merit increases for the Company's executive officers. As a result of this decision, the base salary; the target, threshold and maximum corporate (cash) bonus; and the target, threshold and maximum long-term incentive award for each of the named executive officers, with respect to performance in 2011 will be the same as described above for 2010. The following table shows the base salary for 2011 for each of the named executive officers, as well as the target, threshold and maximum cash bonus and long-term incentive award for each with respect to performance in 2011.

		Annual Cash Bonus Targets			Long-Term Incentive Targets
Name	Base Salary ($)	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Mr. Blair	823,368	514,605	1,029,210	2,058,420	2,000,100	3,000,000	3,999,900
Mr. Sargeant	460,000	207,000	414,000	828,000	650,033	975,000	1,299,968
Mr. Naughton	750,000	375,000	750,000	1,500,000	1,000,050	1,500,000	1,999,950
Mr. Horey	380,000	152,000	304,000	608,000	400,020	600,000	799,980
Mr. McLaughlin	390,000	156,000	312,000	624,000	433,355	650,000	866,645

        Cash bonuses payable with respect to performance in 2011 will be based on the same types of goals described above in connection with cash bonuses. For long-term incentive awards to be granted in 2012 with respect to performance in 2011, the same types of goals described above in connection with long-term incentive awards will be used, except that in the case of Total Stockholder Return, performance on both an absolute and relative basis will be calculated on an annualized, compounded three year average.

Other Benefits:

        Pursuant to our Deferred Compensation Plan, certain employees, including the named executive officers, may defer up to 25% of base annual salary and up to 50% of annual cash bonus on a pre-tax basis and receive a tax-deferred return on those deferrals. Deferral elections are made by eligible employees during an open enrollment period each year for amounts to be earned in the following year. Participating employees direct the deemed investment of their deferral accounts by selecting among certain available investments in mutual funds.

        We have an employee stock purchase plan that allows our employees the opportunity to purchase up to $25,000 of our Common Stock per year at a 15% discount to the lower of the closing price of the Common Stock, as reported on the NYSE, on the first business day of the Purchase Period or the closing price of the stock on the last day of the Purchase Period. The Purchase Period is defined as the seven month period beginning on April 1 and ending on October 31 of a calendar year.

        In addition, we maintain a 401(k) retirement savings plan and annually match 50% of the first six percent of base salary and bonus contributed to such plan by any employee (subject to certain tax limitations). We offer medical, dental and vision plans, a portion of the cost of which is paid by the employee. We also provide life insurance, accidental dismemberment insurance, and short-term and long-term disability insurance for each employee. Messrs. Blair, Sargeant, Naughton and Horey each have employment agreements with the Company pursuant to which certain other benefits are provided to them. The terms of each of such employment agreement are described in "Potential Payments Upon Termination or Change-in-Control" below.

Practices with regard to dates and pricing of stock and option grants:

        The Compensation Committee determines the number of shares underlying options and shares of restricted stock to award to each officer as part of annual compensation. Those members of the Board of Directors who qualify for service on the Compensation Committee review and ratify these awards at the Board's regularly scheduled February meeting. The award date for options and stock grants is generally the date of ratification, but may be delayed to a date after such ratification if there is a pending announcement by the Company of material non-public information, such as an earnings release. The exercise price of each option granted is the closing price of our Common Stock on the award date.

        In all cases, our options are granted: (i) on the dates described above; (ii) on the date of a new hire's start with the Company as approved by the Chairman/CEO in advance of the start date; (iii) on the date of approval by the Chairman/CEO for retention or recognition purposes up to a Board-authorized maximum value of $100,000; or (iv) on the date of a terminated senior executive's departure from the Company, as set out in formal terms approved by the Compensation Committee in advance. Option exercise prices are determined by the NYSE closing price of our Common Stock on the date of grant. Additionally, all officers must receive prior authorization for any purchase or sale of our Common Stock, which, in the case of open market transactions, is generally only given during approved trading windows established in advance based upon earnings release dates.

Risk Considerations:

        The Compensation Committee reviewed and considered risks arising from the Company's compensation policies and practices for its employees. This review included consideration of the following specific elements of the Company's executive compensation policies and procedures:

  •
  annual bonus and long-term incentive awards are based upon pre-existing, defined goals;

  •
  such goals contain multiple financial targets, including performance against a pre-approved budget;

  •
  performance goals include both absolute performance and performance relative to industry peers;

  •
  goals balance financial and non-financial performance;

  •
  goals include corporate, business unit, and individual performance goals;

  •
  performance goals include achievement against both single year and multi-year metrics;

  •
  executive compensation is structured as a mix among salary, annual bonus, and equity awards;

  •
  equity awards, including both restricted stock and options, generally vest over time;

  •
  bonus and long-term equity programs include maximum payouts or "caps";

  •
  all unvested equity awards are forfeited upon a termination for cause or voluntary termination under certain circumstances;

  •
  the CEO's individual goals include a goal addressing appropriate leverage ratios;

  •
  achievement of metrics is not determined on an "all or nothing" basis, but rather goals may be achieved on a graduated basis based on performance against the stated target; and

  •
  while awards are generally made in relation to performance against specific goals, the Compensation Committee retains the discretion to adjust those awards as may be warranted by specific circumstances.

Following this review, the Compensation Committee concluded that any risks arising from the Company's compensation policies and practices are not reasonably likely to have a material adverse effect on the Company at this time.

Section 162(m):

        The SEC requires that this report comment upon the Company's policy with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility on the Company's tax return of compensation over $1 million to any of the Named Executive Officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance- related, non-discretionary and has been approved by the Company's stockholders. The Company believes that, because it qualifies as a REIT under the Code and pays dividends sufficient to minimize federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will generally not affect the Company's net income. To the extent that compensation does not qualify for a deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. The Company does not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, the Compensation Committee's compensation policy and practices are not directly guided by considerations relating to Section 162(m).

Compensation Committee Report

        The Compensation Committee of the Board of Directors of AvalonBay Communities, Inc., a Maryland corporation, has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Securities and Exchange Commission with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

  Submitted by the Compensation Committee

    Peter S. Rummell (Chair)
    Lance R. Primis
    H. Jay Sarles

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee currently consists of Peter S. Rummell, Lance R. Primis, and H. Jay Sarles. None of them has served as an officer of the Company or any of its subsidiaries. No member of the Compensation Committee has any other business relationship or affiliation with the Company or any of its subsidiaries (other than his service as a director).

Summary Compensation Table

        The table below summarizes the compensation amounts paid in or earned by each of the named executive officers for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010 (except in the case of Mr. McLaughlin, who was not a named executive officer in 2008 or 2009).

        Amounts in column (e) for 2008 include the grant date value of awards made under the Company's 2008 Performance Plan. However, as discussed in the Compensation Discussion and Analysis section, no assurance can be given as to whether any awards under the 2008 Performance Plan will vest when the plan ends on May 31, 2011.

        Executives are eligible to defer a portion of their salaries and bonuses under our Deferred Compensation Plan. The amounts shown below are before any deferrals under the Nonqualified Deferred Compensation Plan. Amounts deferred in 2010 are shown in the Nonqualified Deferred Compensation Table on page 39 below.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Non-equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Bryce Blair	2010	823,368	—	1,408,984	584,084	1,268,501	—	232,972	4,317,909
Chairman & CEO	2009	855,036	—	1,386,898	505,742	965,389	—	292,712	4,005,777
	2008	816,060	—	3,203,734	815,811	991,003	—	213,753	6,040,361

Tom Sargeant	2010	460,000	—	457,962	189,832	510,255	—	95,646	1,713,695
EVP & Chief Financial	2009	477,692	—	450,765	164,367	393,702	—	128,187	1,614,713
Officer	2008	456,538	—	1,225,030	329,547	404,310	—	106,372	2,521,797

Tim Naughton	2010	750,000	—	704,529	292,042	924,375	—	129,724	2,800,670
President	2009	778,847	—	693,473	252,868	693,758	—	168,700	2,587,646
	2008	698,077	—	2,278,947	501,486	669,456	—	129,640	4,277,606

Leo Horey	2010	380,000	—	298,358	123,683	369,816	—	57,090	1,228,947
EVP, Property Operations	2009	394,615	—	309,728	112,949	255,048	—	72,871	1,145,211
	2008	376,539	—	910,915	186,268	278,729	—	59,653	1,812,104

William McLaughlin	2010	390,000	—	303,033	125,628	399,110	—	43,017	1,260,788
EVP, Development &
Construction

(1)
The amounts shown as salary in column (c) reflect actual payments received in each indicated year, which may vary slightly from the salary described in the Compensation Discussion and Analysis as a result of (i) the number of pay periods in each calendar year and (ii) the fact that any salary increases did not go into effect until early March of each year.

(2)
The amounts in column (e) and column (f) reflect restricted stock and option awards actually granted during the fiscal year for service in the prior fiscal year. For example, the row for 2010 shows the value (computed in accordance with FASB ASC Topic 718 and as further discussed in the footnotes 3 and 4) of stock and option awards made in February 2010 with respect of 2009 service.

(3)
The amounts in column (e) reflect the aggregate grant date fair value for awards made in the fiscal years ended December 31, 2008, December 31, 2009, and December 31, 2010 computed in accordance with FASB ASC Topic 718 for (i) restricted stock awards made pursuant to the Company's 1994 Stock Incentive Plan and the Company's 2009 Stock Option and Incentive Plan and (ii) for 2008, awards under our 2008 Performance Plan. The value of restricted stock awards is based solely on the closing price of our Common Stock on the NYSE on the date of grant; as a result, no assumptions were used in the calculation of this value. The value of awards under the 2008 Performance Plan presented in the table was determined by an independent firm, in accordance with the Uniform Standards of Professional Appraisal Practice. The firm used a Monte Carlo simulation, which is a statistical method to determine values that are a function of variables with uncertain probabilities. The valuation model was developed to accommodate the actual features of the Plan. Assumptions used in the calculation of this amount are included in footnote 10 to the Company's audited financial statements for the year ended December 31, 2010 included in the Company's Annual Report on Form 10-K filed with the Securities and

  Exchange Commission on February 23, 2011. The maximum payouts possible under the 2008 Performance Plan for each of the Named Executive Officers when the measurement period for the plan ends on May 31, 2011 are as follows: Mr. Blair—$9,006,000; Mr. Sargeant—$3,198,000; Mr. Naughton—$7,506,000; Mr. Horey—$3,198,000; and Mr. McLaughlin—$3,198,000.

(4)
The amounts in column (f) reflect the aggregate grant date fair value for awards made pursuant to the Company's 1994 Stock Incentive Plan and the Company's 2009 Stock Option and Incentive Plan in the fiscal years ended December 31, 2008, December 31, 2009, and December 31, 2010 computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in footnote 10 to the Company's audited financial statements for the relevant fiscal year included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2009, March 1, 2010, and February 23, 2011, respectively.

(5)
The amounts shown in column (g) reflect the cash awards to the named individuals determined by the Compensation Committee in February of the following year (based upon the achievement of the performance metrics established in the year indicated, as more fully described in the Compensation Discussion and Analysis above) and ratified by the members of the full Board of Directors who would be qualified to serve on the Compensation Committee.

(6)
All earnings under the Company's nonqualified deferred compensation program are determined by reference to returns of actual mutual funds and the Company does not consider such earnings to be above market.

(7)
For 2010, the amounts shown in column (i) include, for each named executive officer (a) dividends paid on unvested shares of restricted stock during 2010 in the following amounts: Mr. Blair—$153,025; Mr. Sargeant—$54,492; Mr. Naughton—$81,471; Mr. Horey—$34,144; and Mr. McLaughlin—$34,559; (b) amounts contributed by the Company to the named executive officers' 401(k) accounts in the amount of $7,350 each. The amounts shown in column (i) also include (i) a general executive benefit payment for items such as country club membership, financial counseling or tax preparation in the following amounts: Mr. Blair—$10,000; Mr. Sargeant—$5,000; Mr. Naughton—$5,000; Mr. Horey—$5,000; and Mr. McLaughlin—$0, (ii) premiums paid by the company on disability insurance in the following amounts: Mr. Blair—$4,388; Mr. Sargeant—$2,773; Mr. Naughton—$2,807; Mr. Horey—$0, and Mr. McLaughlin—$0; (iii) and premiums paid by the Company in 2010 for Company-owned life insurance policies on the lives of such named executive officers for which the Company has endorsed the respective policies so that any death benefit, in excess of the cumulative premiums paid by the Company, will be paid to the beneficiaries of the deceased, which premiums were in the following amounts for each officer (such amounts representing payment of a whole-life premium which builds cash value in the Company-owned policy to support future repayment of the cumulative premiums; see "Potential Payments Upon Termination or Change-in-Control—Endorsement Split Dollar Agreements"): Mr. Blair—$58,209; Mr. Sargeant—$26,031; Mr. Naughton—$33,096; Mr. Horey—$10,596; and Mr. McLaughlin—$0. The amount shown for Mr. McLaughlin includes premiums in the amount of $1,108 paid by the Company for a standard term life insurance policy in the face amount of $750,000.

        Employment Agreements.    We have entered into employment agreements with Messrs. Blair, Naughton, Sargeant and Horey. These agreements, including current renewal terms, expire on varying dates between December 2011 and November 2012, but provide for automatic one-year renewals (or two-year renewals in the case of Mr. Blair) thereafter, unless a notice of non-renewal is provided by either party to the other in advance of the expiration of the employment term. The change-in-control and severance provisions of these employment agreements are described in "Potential Payments Upon Termination or Change-in-Control" below. In addition, the employment agreements provide that the officers' base salaries will be reviewed annually and may be adjusted upward, but may not be decreased. Each employment agreement also provides that commencing at the close of each fiscal year, the Company shall review the performance of the executive and may provide the executive additional compensation in the form of a cash bonus and long-term equity incentives such as stock options and restricted stock grants.

        Under the employment agreements, the Company must provide to the executive comprehensive health insurance, including an annual physical, disability insurance to varying degrees, life insurance, and reasonable paid vacations. In addition, the Company agrees to indemnify the executive to the fullest extent permitted by law with respect to any actions commenced against the executive in his capacity as a current or former officer or director of the Company, including using reasonable best efforts to secure and maintain an officers' and directors' liability insurance policy.

        Each of the employment agreements contains a non-solicitation agreement pursuant to which the executives agree that following a termination of employment they will not solicit or attempt to solicit for employment any of the Company's employees. Specifically, the employment agreements prevent the executive, for a period of one year following termination, without the prior written consent of the Company, from soliciting or attempting to solicit for employment with or on behalf of any corporation, partnership, venture or other business entity, any employee of the Company or any of its affiliates or any person who was formerly employed by the Company or any of its affiliates within the preceding six months, unless such person's employment was terminated by the Company. In addition the employment agreements contain a provision under which, if the executive voluntarily terminates his employment, he may not compete with the Company for a period of one year. This non-compete provision also applies in the case of termination because of "Disability" or "Cause" under the terms of the agreements. Specifically, the employment agreements provide that for one year following termination by the Company for "Cause," "Disability," or termination by the executive (other than a "Constructive Termination Without Cause") (with such terms defined in the employment agreements) the executive shall not, without the prior written consent of the Company's Board of Directors, become associated with, or engage in any "Restricted Activities" with respect to any "Competing Enterprises," whether as an officer, employee, principal, partner, agent, consultant, independent contractor or shareholder. "Competing Enterprise" is defined in the employment agreements as "any person, corporation, partnership, venture or other entity which is engaged in the business of managing, owning, leasing or joint venturing multifamily real estate within 30 miles of multifamily rental real estate owned or under management by the Company or its affiliates." "Restricted Activities" is defined in the employment agreements as "executive, managerial, directorial, administrative, strategic, business development or supervisory responsibilities and activities relating to all aspects of multifamily rental real estate ownership, management, multifamily rental real estate franchising, and multifamily rental real estate joint-venturing."

Grants of Plan-Based Awards

        The table below sets out the grants made to the named executive officers in 2010 under the Company's 2009 Stock Option and Incentive Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Options Awards ($/Share)	Grant Date Fair Value of Stock and Options Awards ($)(5)
(a)	(b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)	(i)	(j)	(k)	(l)
Mr. Blair	2/11/2010	$514,605	$1,029,210	$2,058,420
	2/11/2010				$2,000,100	$3,000,000	$3,999,900
	2/11/2010							18,989			$1,408,984
	2/11/2010								30,030	$74.20	$584,084

Mr. Sargeant	2/11/2010	$207,000	$414,000	$828,000
	2/11/2010				$650,033	$975,000	$1,299,968
	2/11/2010							6,172			$457,962
	2/11/2010								9,760	$74.20	$189,832

Mr. Naughton	2/11/2010	$375,000	$750,000	$1,500,000
	2/11/2010				$1,000,050	$1,500,000	$1,999,950
	2/11/2010							9,495			$704,529
	2/11/2010								15,015	$74.20	$292,042

Mr. Horey	2/11/2010	$152,000	$304,000	$608,000
	2/11/2010				$400,020	$600,000	$799,980
	2/11/2010							4,021			$298,358
	2/11/2010								6,359	$74.20	$123,683

Mr. McLaughlin	2/11/2010	$156,000	$312,000	$624,000
	2/11/2010				$433,355	$650,000	$866,645
	2/11/2010							4,084			$303,033
	2/11/2010								6,459	$74.20	$125,628

(1)
The amounts shown in columns (c), (d) and (e) reflect the threshold, target and maximum payment levels for 2010 under our cash bonus plan, which were established on February 11, 2010. The actual cash bonuses received by each of the named executive officers for performance in 2010, paid in 2011, are set out in column (g) of the Summary Compensation Table.

(2)
The amounts shown in columns (f), (g) and (h) reflect the threshold, target and maximum dollar values for 2010 performance for annual equity grants under our equity incentive plan, which were adopted on February 11, 2010. As noted in the "Compensation Discussion and Analysis" section above, the actual number of shares of restricted stock granted to the named executive officers on February 16, 2011, based upon achievement under this plan were as follows: Mr. Blair—16,312, Mr. Sargeant—5,301, Mr. Naughton—8,156, Mr. Horey—3,409, and Mr. McLaughlin—3,989. Information about the vesting of such shares of restricted stock is provided in footnote (3) below. The actual number of shares underlying options granted to the named executive officers on February 16, 2011, based upon achievement under this plan was as follows: Mr. Blair—33,367, Mr. Sargeant—10,844, Mr. Naughton—16,683, Mr. Horey—6,974, and Mr. McLaughlin—8,160. Each of such options was granted at an exercise price of $115.83. Information about the vesting of such options is provided in footnote (4) below.

(3)
The number of shares of restricted stock shown in column (i) represent the actual number of shares of restricted stock granted to the named executive officers on February 11, 2010, with respect to performance in 2009, and do not represent compensation for performance in 2010. With respect to all shares of restricted stock described in this table, 20% of the shares vested on March 1 in the year of issuance and the remaining 80% of the shares vest in four equal annual installments on the anniversaries of that date, subject to accelerated vesting (in the case of termination of employment without cause, upon death, disability or retirement, or upon a change-in-control of the Company (as defined in the 2009 Stock Option and Incentive Plan)) or forfeiture of unvested shares (in the case of termination of employment for any other reason). In addition, in the case of Mssrs. Blair, Naughton, Sargeant and Horey, vesting of restricted stock and options will be accelerated under certain conditions, as described in their employment agreements with the Company and discussed in "Potential Payments Upon Termination or Change-in-Control" below. Dividends are payable on the shares at the same rate as dividends paid on all outstanding shares of our Common Stock.

(4)
The number of shares underlying options shown in column (j) represents the number of options granted to the named executive officers on February 11, 2010, with respect to performance in 2009, and does not represent compensation for performance in 2010. All options described in this table become exercisable in three equal installments on the first, second and third anniversaries of the date of grant. In accordance with the 2009 Stock Option and Incentive Plan and our standard form of stock option agreement at the time of the award, all unvested options awarded in 2010 will automatically vest upon a termination without cause, or termination by death, disability or retirement, in which case the remaining term of the option will be 12 months or, if earlier, the expiration of the original ten year term of the option. The employment agreements for Messrs. Blair and Sargeant provide that the options granted to them shall have an exercise period of two years following a termination by death.

(5)
For the February 11, 2010, option grants, the value was calculated using the Black-Scholes model with the following material assumptions: dividend yield of 5.5%, volatility of 43.0%, risk-free interest rates of 3.15%, and an expected life of approximately seven years. The actual realized value will depend upon the difference between the market value of the Common Stock on the date the option is exercised and the exercise price. For the February 11, 2010 grants of restricted stock, the value was calculated based on the closing price of the Common Stock on the date of grant of $74.20.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)						Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)(3)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mr. Blair	2/11/2005	109,026	—	—	$67.86	2/11/2015
	2/9/2006	195,089	—	—	$96.19	2/9/2016
	2/8/2007	75,831	—	—	$143.34	2/8/2017
	2/11/2008	56,547	28,308	—	$86.40	2/11/2018
	2/11/2009	25,816	51,633	—	$48.60	2/11/2019
	2/11/2010	—	30,030	—	$74.20	2/11/2020
	2/16/2011	—	33,367	—	$115.83	2/16/2021
							59,010	6,641,576	—	—

Mr. Sargeant	2/11/2005	1,472	—	—	$67.86	2/11/2015
	2/9/2006	94,545	—	—	$96.19	2/9/2016
	2/8/2007	37,026	—	—	$143.34	2/8/2017
	2/11/2008	22,829	11,448	—	$86.40	2/11/2018
	2/11/2009	2	16,781	—	$48.60	2/11/2019
	2/11/2010	—	9,760	—	$74.20	2/11/2020
	2/16/2011	—	10,844	—	$115.83	2/16/2021
							20,194	2,272,835	—	—

Mr. Naughton	2/12/2004	57,976	—	—	$49.09	2/12/2014
	2/11/2005	74,340	—	—	$67.86	2/11/2015
	2/9/2006	116,148	—	—	$96.19	2/9/2016
	2/8/2007	45,363	—	—	$143.34	2/8/2017
	2/11/2008	34,751	17,410	—	$86.40	2/11/2018
	2/11/2009	12,908	25,816	—	$48.60	2/11/2019
	2/11/2010	—	15,015	—	$74.20	2/11/2020
	2/16/2011	—	16,683	—	$115.83	2/16/2021
							30,653	3,449,995	—	—

Mr. Horey	2/12/2004	6,381	—	—	$49.09	2/12/2014
	2/11/2005	27,704	—	—	$67.86	2/11/2015
	2/9/2006	44,661	—	—	$96.19	2/9/2016
	2/8/2007	18,526	—	—	$143.34	2/8/2017
	2/11/2008	12,893	6,481	—	$86.40	2/11/2018
	2/11/2009	5,765	11,532	—	$48.60	2/11/2019
	2/11/2010	—	6,359	—	$74.20	2/11/2020
	2/16/2011	—	6,974	—	$115.83	2/16/2021
							12,858	1,447,168	—	—

Mr. McLaughlin	2/11/2005	1,472	—	—	$67.86	2/11/2015
	2/9/2006	28,399	—	—	$96.19	2/9/2016
	2/8/2007	20,404	—	—	$143.34	2/8/2017
	2/11/2008	14,732	7,400	—	$86.40	2/11/2018
	2/11/2009	5,369	10,738	—	$48.60	2/11/2019
	2/11/2010	—	6,459	—	$74.20	2/11/2020
	2/16/2011	—	8,160	—	$115.83	2/16/2021
							13,545	1,524,490	—	—

(1)
Stock options granted under the Company's 1994 Stock Incentive Plan and 2009 Stock Option and Incentive Plan become exercisable in three equal installments on the first, second and third anniversaries of the date of grant. All unvested options will automatically vest upon a termination without cause, or termination by death, disability or retirement, in which case the remaining term of the option will be 12 months or, if earlier, the expiration of the original ten year term of the option. The employment agreements for Messrs. Blair and Sargeant provide that the options granted to them shall have an exercise period of two years following a termination by death.

(2)
Stock awards granted under the Company's 1994 Stock Incentive Plan and 2009 Stock Option and Incentive Plan have been made in the form of Restricted Stock which vests 20% on March 1st of the year of grant, and the remaining 80% which vests over the next four years, with 20% vesting on March 1 of each year, subject to accelerated vesting in the case of termination of employment without cause, upon death, disability or retirement, or upon a change-in-control of the Company (as defined in the Plans), or forfeiture of unvested shares in the case of termination of employment for any other reason. In addition, in the case of Mssrs. Blair, Naughton, Sargeant and Horey, vesting of restricted stock will be accelerated under certain conditions, as described in their employment agreements with the Company and discussed in

  "Potential Payments Upon Termination or Change-in-Control" below. Dividends are payable on the shares at the same rate as dividends paid on all outstanding shares of our Common Stock.

  Does not include deferred stock awards granted under the Company's 2008 Performance Plan because, had the measurement period for such plan ended prematurely on December 31, 2010, no awards would have vested under the plan. A description of the Performance Plan including more detail of vesting conditions is contained in the Compensation Discussion & Analysis.

(3)
The table below shows the vesting schedule for all unexercisable options. All options vest on the anniversary of the grant date in the year indicated:

Vesting Schedule for Unexercisable Options

		Vesting Schedule
Name	Grant Date	2011	2012	2013	2014
Bryce Blair	2/11/2008	28,308
	2/11/2009	25,816	25,817
	2/11/2010	10,010	10,010	10,010
	2/16/2011		11,122	11,122	11,123

Thomas J. Sargeant	2/11/2008	11,448
	2/11/2009	8,390	8,391
	2/11/2010	3,253	3,253	3,254
	2/16/2011		3,614	3,615	3,615

Timothy J. Naughton	2/11/2008	17,410
	2/11/2009	12,908	12,908
	2/11/2010	5,005	5,005	5,005
	2/16/2011		5,561	5,561	5,561

Leo S. Horey	2/11/2008	6,481
	2/11/2009	5,766	5,766
	2/11/2010	2,119	2,120	2,120
	2/16/2011		2,324	2,325	2,325

William McLaughlin	2/11/2008	7,400
	2/11/2009	5,369	5,369
	2/11/2010	2,153	2,153	2,153
	2/16/2011		2,720	2,720	2,720
(4)
The table below shows the vesting schedule for all unvested shares of restricted stock. All restricted stock vests 20% per year beginning on March 1 following the grant date:

Vesting Schedule for Unvested Restricted Stock

		Vesting Schedule
Name	Grant Date	2011	2012	2013	2014	2015
Bryce Blair	2/8/2007	2,351
	2/11/2008	4,016	4,016
	2/11/2009	5,708	5,707	5,708
	2/11/2010	3,798	3,798	3,798	3,798
	2/16/2011	3,262	3,262	3,263	3,262	3,263

Thomas J. Sargeant	2/8/2007	1,146
	2/11/2008	1,622	1,622
	2/11/2009	1,855	1,855	1,855
	2/11/2010	1,234	1,235	1,234	1,235
	2/16/2011	1,060	1,060	1,060	1,060	1,061

Timothy J. Naughton	2/8/2007	1,402
	2/11/2008	2,469	2,468
	2/11/2009	2,854	2,854	2,854
	2/11/2010	1,899	1,899	1,899	1,899
	2/16/2011	1,631	1,631	1,631	1,631	1,632

Leo S. Horey	2/8/2007	574
	2/11/2008	917	917
	2/11/2009	1,274	1,275	1,275
	2/11/2010	804	804	804	805
	2/16/2011	681	682	682	682	682

William McLaughlin	2/8/2007	632
	2/11/2008	1,048	1,047
	2/11/2009	1,187	1,187	1,187
	2/11/2010	817	817	817	817
	2/16/2011	797	798	798	798	798
(5)
Based on the closing price of the Common Stock as reported on the NYSE on December 31, 2010 of $112.55 per share.

 Option Exercises and Stock Vested Table

        The following table identifies the number of shares underlying options exercised during 2010 for each of the named executive officers, the value realized on such exercises, the number of shares of restricted stock that vested during 2010 for each such officer and the value of such shares on the date of vesting.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(1) (e)
Mr. Blair	222,431	9,245,013	19,654	1,597,084
Mr. Sargeant	52,174	2,211,664	7,655	622,045
Mr. Naughton	78,577	5,182,536	10,791	876,877
Mr. Horey	—	—	4,482	364,207
Mr. McLaughlin	21,031	1,034,392	4,582	372,333

(1)
All shares of restricted stock vested on March 1, 2010. The closing price of the stock, as reported on the NYSE for March 1, 2010, was $81.26 per share.

Nonqualified Deferred Compensation

        Pursuant to our Deferred Compensation Plan, certain employees of the Company, including the named executive officers, may defer up to 25% of base annual salary and up to 50% of annual cash bonus on a pre-tax basis and receive a tax-deferred return on those deferrals. Deferral elections are made by eligible employees during an open enrollment period each year for amounts to be earned in the following year. Participating employees direct the deemed investment of their deferral accounts by selecting among certain available Investment Funds. The table below shows the Investment Funds available under the Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2010. Since the Investment Funds are all publicly available, we do not consider any of the earnings credited under the Deferred Compensation Plan to be "above market."

Name of Fund	2010 Rate of Return (%)
American FundsSM EuroPacific Growth Fund—Class R3	9.07	(1)
American Funds® Fundamental InvestorsSM	14.02	(2)
American Funds® EuroPacific Growth Fund®—Class R4	9.39	(2)
American Funds® Growth Fund of America®—Class R3	11.95	(1)
American Funds® Growth Fund of America®—Class R4	12.29	(2)
Artisan Mid Cap Value Fund—Investor Shares	14.37
Cohen & Steers Realty Shares, Inc	27.14	(2)
Davis NY Venture—Class A	12.11	(1)
DWS Core Plus Income S	7.04	(1)
DWS Money Market Prime Series—DWS Cash Investment Trust—Class S	0.01	(1)
DWS RREEF Global Real Estate Securities S	28.90	(1)
DWS Strategic Value S	12.57	(1)
Fidelity Retirement Money Market Portfolio	0.03	(2)
Franklin Mutual Beacon Fund—Class A	10.82	(1)
Loomis Sayles Small Cap Value Fund—Retail Class	24.76	(1)
MFS® Value Fund—Class R3	11.40	(2)
PIMCO Total Return Fund—Institutional Class	8.83	(2)
Royce Pennsylvania Mutual Fund—Service Class	23.80	(2)
Spartan® 500 Index Fund—Investor Class	14.98	(2)
SSgA S&P 500 Index Fund	14.94	(1)
T. Rowe Price Emerging Markets Stock Fund	18.75
T. Rowe Price Mid Cap Growth Advisor Class	27.77
T. Rowe Price Retirement 2005 Fund—Advisor Class	11.34	(2)
T. Rowe Price Retirement 2010 Fund—Advisor Class	12.46
T. Rowe Price Retirement 2015 Fund—Advisor Class	13.63	(2)
T. Rowe Price Retirement 2020 Fund—Advisor Class	14.46
T. Rowe Price Retirement 2025 Fund—Advisor Class	15.13	(2)
T. Rowe Price Retirement 2030 Fund—Advisor Class	15.77
T. Rowe Price Retirement 2035 Fund—Advisor Class	16.08	(2)
T. Rowe Price Retirement 2040 Fund—Advisor Class	16.13
T. Rowe Price Retirement 2045 Fund—Advisor Class	16.08	(2)
T. Rowe Price Retirement 2050 Fund—Advisor Class	16.09
T. Rowe Price Retirement 2055 Fund—Advisor Class	16.07	(2)
T. Rowe Price Retirement Income Fund—Advisor Class	9.82

(1)
Available for the first half of the year

(2)
Available for the second half of the year

        Benefits under our Deferred Compensation Plan will be paid out on the earlier of the employee's death or the date six months following termination of employment, or in the event of an "Unforeseeable Financial Emergency" as determined by our Retirement Planning Committee (a committee of management designated by the Compensation Committee of the Board of Directors) in its sole discretion and in accordance with tax law requirements. Benefits are currently paid out in a lump sum. Participants who made an election prior to 2005 to receive annual installment payments are grandfathered in that election.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
(a)	(b)	(c)	(d)	(e)	(f)
Mr. Blair	$178,876	—	$344,377	—	$2,826,337
Mr. Sargeant	—	—	$246,639	—	$1,895,228
Mr. Naughton	$213,752	—	$294,399	—	$2,248,666
Mr. Horey	$38,000	—	$84,478	—	$700,815
Mr. McLaughlin	—	—	—	—	—

(1)
All contributions in column (b) are also included as compensation to the named executive officers in the Salary column of the Summary Compensation Table.

(2)
Amounts in column (f) include amounts that were previously reported as compensation to the named executive officers in the Salary column of the Summary Compensation Table for 2009 and 2008, as follows:

	Executive Contributions by Year
Name	2009	2008
Bryce Blair	280,537	242,350
Thomas J. Sargeant	101,078	145,931
Timothy J. Naughton	208,891	226,213
Leo S. Horey	38,000	37,654
William McLaughlin	—	—

Potential Payments Upon Termination or Change-in-Control

        The summaries of agreements below are qualified in their entirety by reference to the complete agreements, which have been included as exhibits to the Company's filings with the SEC.

        As noted in the narrative disclosure to the Summary Compensation Table above, we have entered into employment agreements with Messrs. Blair, Naughton, Sargeant and Horey. These agreements, including current renewal terms, expire on varying dates between December, 2011 and November, 2012, but provide for automatic one-year renewals (or two-year renewals in the case of Mr. Blair) thereafter, unless an advance notice of non-renewal is provided by either party to the other in advance of the expiration of the employment term. If there is a "change in control" of the Company (as defined in the employment agreements), the employment agreements will be automatically extended for three years from the date of the change in control.

        The employment agreements generally provide for termination and severance benefits in the case of a termination without cause, a non-renewal of the agreement by us, or a voluntary resignation by the executive that is due to a constructive termination by the Company without cause (generally, (x) a change in control, (y) a material breach of the employment agreement or (z) a material change in the executive's employment circumstances caused by us). The employment agreements for Messrs. Blair and Sargeant provide that if the executive is terminated without cause or voluntarily resigns after a constructive termination without cause, or in the event of a termination due to disability, the executive will be entitled to the following severance benefits: (i) cash in an amount equal to three times (two times in the case of a termination due to disability) the average of the sum of the current year's and two preceding years' (A) base salary, plus (B) cash bonus earned, plus (C) the value of stock and equity-based compensation awards granted (the value of which is to be determined by the Compensation Committee) (such average is referred to as the executive's "Covered Average Compensation"); (ii) 36 months of medical and disability insurance benefits (24 months in the case of a termination due to disability); (iii) accelerated vesting of stock options and restricted stock awards; and (iv) continued payment of the whole-life portion of the premiums due on a life insurance policy in accordance with the terms of a split dollar agreement relating thereto (described below). The employment agreements with Messrs. Naughton and Horey provide for generally similar severance benefits, but the cash amounts and periods for which the Company will reimburse medical and disability benefits are in some cases less than provided by the employment agreements with Messrs. Blair and Sargeant. In the event that any severance payment paid to an officer is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall make an additional severance payment to the executive (a "partial gross up payment") to compensate such officer for the excise tax incurred. The partial gross up payment would be an amount such that the net amount retained by the officer, before accrual or payment of any Federal or state income taxes on the partial gross up payment but after accrual or payment of the excise tax on the partial gross up payment, is equal to the total excise tax on the severance payment.

        In addition, if the Company elects not to renew the term of an employment agreement with Messrs. Blair or Sargeant, then upon the executive's termination of employment, the Company must provide the executive with the following severance benefits: (i) one times Covered Average Compensation, (ii) 24 months of medical and disability insurance benefits, (iii) accelerated vesting of stock options and restricted stock awards and (iv) continued payment of the whole-life portion of the premiums due on a life insurance policy in accordance with the terms of a split dollar agreement relating thereto (described below). In general, if the Company elects not to renew an employment agreement with Messrs. Naughton or Horey, then, upon the executive's termination of employment, the Company must provide the executive benefits that are comparable to those for Messrs. Blair and Sargeant, except that (i) accelerated vesting of equity awards and continued payment of life insurance premiums will only apply if the Company terminates the executive's employment during the two-year period following the non-renewal, and (ii) with respect to cash and medical and disability insurance benefits, Messrs. Naughton and Horey would only be entitled to: (a) one times the sum of the executive's base salary for the current year plus one times the average cash bonus earned in the current year and preceding two years and (b) 12 months of medical and disability insurance benefits.

        Other Severance Arrangements.    Our agreements with our directors and officers governing compensatory stock option and restricted stock awards provide for immediate vesting (and, in the case of stock options, immediate exercisability) if a "change-in-control" (as defined in these agreements) occurs. In addition, upon the retirement of an employee (as defined in the award agreements under the Stock Incentive Plan) (a) all of such employee's options shall automatically become fully exercisable and (absent a specific agreement providing otherwise) shall be exercisable for one year thereafter and (b) all of such employee's restricted shares of stock shall automatically vest. Retirement of an employee as defined in the award agreements under the Plan generally means the termination of employment, other than for cause, when the sum of the following equals or exceeds 70 years: (i) the number of full months of employment and other business relationships with the Company and any predecessor company (must be at least 120 months) and (ii) the employee's age on the date of termination (must be at least 50 years old). To qualify for retirement, the employee must also give six months' prior written notice to us of his intention to retire and enter into a one year non-solicitation and non-competition agreement with us. Under this formula, Messrs. Blair and Sargeant are currently eligible for retirement, and Messrs. Naughton, Horey, and McLaughlin will become eligible for retirement in May 2011, July 2012, and June 2014, respectively. We have adopted an Officer Severance Program for the benefit of other officers who do not have employment agreements. Under this program, in the event an officer who is not otherwise covered by a severance arrangement is terminated (other than for cause) within two years of a change-in-control (as defined) of the Company or during the six months prior to a change-in-control, such officer will generally receive a cash lump sum payment equal to the sum of such officer's base salary and one times the average cash bonus paid during the prior two years, as well as accelerated vesting of stock options and restricted stock. Under this program, if Mr. McLaughlin were terminated without cause following a change-in-control on December 31, 2010, he would have received a cash severance payment of $705,904, and accelerated vesting of options and restricted stock which acceleration is valued at $79,042 and $165,131, respectively, determined in accordance with regulations promulgated under Section 280G of the Internal Revenue Code using our Common Stock price on December 31, 2010 of $112.55 per share. The full in the money value of the accelerated vesting of Mr. McLaughlin's options and restricted stock would be $934,398 and $1,127,908, respectively.

        Endorsement Split Dollar Agreements.    The Company owns whole-life insurance policies with respect to Messrs. Blair, Naughton, Sargeant and Horey. The face amount of each policy is $2,500,000 (for Mr. Blair), $1,500,000 (for Messrs. Sargeant, and Naughton), and $750,000 (for Mr. Horey). The Company has endorsed each of these Company-owned policies such that in the event of the death of an insured, the Company will be paid insurance proceeds equal to the cumulative premiums paid on the policy by the Company, with excess insurance proceeds being paid to the insured's estate or named beneficiary. The Company has agreed to (i) pay the premiums due on each policy through 2017 (provided that the insured pays a portion of the premium equal to the current term rate for the insured's age multiplied by the insured's current interest in the policy), (ii) after the last Company payment, withdraw cash from the policy equal to the cumulative premiums paid and (iii) thereafter assign the policy to the insured. The Company will cease making premium payments, and will withdraw an amount from the cash surrender value of the policy equal to the lesser of the cumulative premiums or the cash surrender value earlier than 2017, in the event of the insured's termination for cause or voluntary resignation without a constructive termination. In such case, the insured may choose to pay future premiums on his own or arrange for the policy to be reduced to a fully paid-up policy.

        Severance Tables.    The tables below, together with the footnotes thereto and additional information below, reflect the payments and benefits that Messrs. Blair, Sargeant, Naughton, and Horey would receive in the event of termination of such officer's employment with the Company under the following scenarios: (i) termination for cause (both with and without a change-in-control of the Company), (ii) termination without cause (including a constructive termination without cause), (iii) death, (iv) disability, and (v) non-renewal of the officer's employment agreement. These scenarios or "triggers" were chosen for presentation in the tables below because they are specified in the employment agreements of these individuals. The Company believes that, as structured, these are appropriate triggers for the following reasons:

    "Termination for cause" is a specified trigger for the purpose of making clear that the executive will not be entitled to any special severance benefits upon a termination for cause.

    Because long-term equity incentives are a major component of the compensation of these individuals, the Company believes it is appropriate to agree that long term equity will be paid and will vest upon a termination due to death.

    The Company believes that offering severance benefits upon a termination due to disability is an appropriate benefit to help retain the services of these individuals. In addition, agreeing in advance to such compensation could lead to quicker and easier decision-making in the event that the performance of one of these individuals is impaired due to a disability. Disability is defined to mean that the executive has been determined to be disabled and to qualify for long-term disability benefits under the long-term disability insurance policy obtained by the Company.

    In the employment agreements, the executive agrees to a one-year non-compete agreement if the executive voluntarily resigns, and to a one-year non-solicitation for employment of our employees following termination. The non-compete agreement prohibits an employment or business relationship with a multifamily rental real estate company that has real estate owned or under management within 30 miles of real estate owned or under management by the Company. This commitment, while intended to reasonably protect the interests, business plans and strategies of the Company, has the effect of limiting the executive's employment opportunities with our competitors for a period of time. In return for this agreement, and to help retain the services of the executive, the Company agrees to provide severance in the event that the executive's employment ends following a non-renewal by the Company of the employment agreement or in the event that the executive's employment is terminated without cause or is constructively terminated without cause. A "constructive termination without cause" includes the executive's resignation within 12 months following a change-in-control. The Company believes this "single trigger" provision (i) will help contribute to more efficient decision-making and greater loyalty and productivity in the event that senior management is asked to consider and work toward a change-in-control transaction, and (ii) will help retain the continued service of the executive even during periods of speculation about REIT mergers and acquisitions activity.

        The amounts shown assume that such termination was effective as of December 31, 2010, and thus include amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of each such officer's separation from the Company. No table is provided for Mr. McLaughlin because any severance payable to him has been fully described in the description of "Other Severance Arrangements" above.

Bryce Blair, Chairman and Chief Executive Officer

Executive Benefits and Payments Upon Termination		For Cause or Voluntary($)		Without Cause (Unrelated to a Change in Control)($)		Death($)		Disability($)		Non-Renewal($)		Termination Without Cause (Related to a Change in Control)($)
A	Severance (Cash)	—		12,712,357		—		8,474,905		4,237,452		12,712,357
B	Medical and Disability Insurance Benefits	—		60,597	(1)	—		40,398	(2)	40,398	(2)	60,597	(3)
C	Life Insurance	24,899	(4)	340,186	(5)		(6)	340,186	(5)	340,186	(5)	340,186	(5)
D	Disability Benefits	—		—		—			(7)	—		—
E	280G Partial Tax Gross-Up	—		—		—		—		—		—

Thomas J. Sargeant, Chief Financial Officer

Executive Benefits and Payments Upon Termination		For Cause or Voluntary($)		Without Cause (Unrelated to a Change in Control)($)		Death($)		Disability($)		Non-Renewal($)		Termination Without Cause (Related to a Change in Control)($)
A	Severance (Cash)	—		4,975,223		—		3,316,815		1,658,408		4,975,223
B	Medical and Disability Insurance Benefits	—		57,255	(1)	—		38,170	(2)	38,170	(2)	57,255	(3)
C	Life Insurance	13,459	(4)	154,003	(5)		(6)	154,003	(5)	154,003	(5)	154,003	(5)
D	Disability Benefits	—		—		—			(7)	—		—
E	280G Partial Tax Gross-Up	—		—		—		—		—		—

Timothy J. Naughton, President

Executive Benefits and Payments Upon Termination		For Cause or Voluntary($)		Without Cause (Unrelated to a Change in Control)($)		Death($)		Disability($)		Non-Renewal($)		Termination Without Cause (Related to a Change in Control)($)
A	Severance (Cash)	—		4,175,175		—		2,670,338		3,420,338		8,011,013
B	Medical and Disability Insurance Benefits	—		40,398	(1)	—		20,199	(2)	20,199	(2)	60,597	(3)
C	Life Insurance	14,042	(4)	192,369	(5)		(6)	192,369	(5)	192,369	(5)	192,369	(5)
D	Disability Benefits	—		—		—			(7)	—		—
E	280G Partial Tax Gross-Up	—		—		—		—		—		—

 Leo S. Horey, Executive Vice President—Property Operations

Executive Benefits and Payments Upon Termination		For Cause or Voluntary($)		Without Cause (Unrelated to a Change in Control)($)		Death($)		Disability($)		Non-Renewal($)		Termination Without Cause (Related to a Change in Control)($)
A	Severance (Cash)	—		1,868,856		—		1,183,940		1,563,940		3,551,820
B	Medical and Disability Insurance Benefits	—		38,170	(1)	—		19,085	(2)	19,085	(2)	57,255	(3)
C	Life Insurance	6,377	(4)	62,438	(5)		(6)	62,438	(5)	62,438	(5)	62,438	(5)
D	Disability Benefits	—		—		—		—		—		—
E	280G Partial Tax Gross-Up	—		—		—		—		—		—

Footnotes for all tables above:

(1)
Represents the estimated present value of continued medical, dental, vision and disability insurance benefits for three years for Messrs. Blair and Sargeant, and 2 years for Messrs. Naughton and Horey.

(2)
Represents the estimated present value of continued medical, dental, vision and disability insurance benefits for two years for Messrs. Blair and Sargeant, and one year for Messrs. Naughton and Horey, except that in the case of disability, no disability insurance premiums would continue to be paid, but disability insurance benefits would be received. See footnote (7).

(3)
Represents the estimated present value of continued medical, dental, vision and disability insurance benefits for three years.

(4)
Represents the cash surrender value of the policy less the total aggregate premiums paid by the Company and insured. The Company will recover its premiums in the future.

(5)
Represents the estimated present value of six years of future premiums paid by the Company on the whole-life portion of a split-dollar life insurance policy. The Company will recover its premiums in the future.

(6)
Upon death, (i) the officer's estate will receive a death benefit under a life insurance policy owned by the Company in the amount of $2.5 million with respect to Mr. Blair, $1.5 million with respect to Messrs. Sargeant and Naughton, and $750,000 with respect to Mr. Horey, and (ii) the Company will receive repayment of all premiums paid by the Company.

(7)
The Company maintains a disability insurance policy or policies for the officer. Upon a termination for disability, the estimated present value of the monthly benefits the officer would receive through age 65 based on existing policies would equal $1,770,943 for Mr. Blair, $1,012,271 for Mr. Sargeant, and $1,301,577 for Mr. Naughton.

        The following benefits apply generally to all similarly situated employees and are not included in the tables above:

  •
  Upon a termination of any employee's employment without cause or upon death, disability or retirement (as defined in the Stock Incentive Plan) of the employee, or upon a change-in-control of the Company, all unvested shares of restricted stock held by an employee will immediately vest. In the case of Messrs. Blair, Sargeant, Naughton, Horey and McLaughlin, if their shares of restricted stock had accelerated on December 31, 2010 for any of the foregoing reasons, the present value of such acceleration, determined in accordance with regulations promulgated under Section 280G of the Internal Revenue Code, would have been $759,708, $253,714, $388,936, $165,551, and $165,131, respectively. The full value of the shares of restricted stock for which vesting would accelerate upon a termination on December 31, 2010 of each of the named executive officers, based on a closing price of $112.55 on December 31, 2010 is: Mr. Blair—$4,805,660; Mr. Sargeant—$1,676,207; Mr. Naughton—$2,532,037; Mr. Horey—$1,063,485; and Mr. McLaughlin—$1,075,528.

  •
  All unvested employee stock options provide for accelerated vesting upon termination of employment without cause or upon death, disability or retirement (as defined in the Stock Incentive Plan). The value of acceleration of unvested options, had termination occurred on December 31, 2010, which is not included in the table above, determined in accordance with regulations promulgated under Section 280G of the Internal Revenue Code of each of the named executive officers is: Mr. Blair—$317,463; Mr. Sargeant—$103,967; Mr. Naughton—$172,216; Mr. Horey—$69,303; and Mr. McLaughlin—$79,042. The full in the money value of unvested options for which vesting would accelerate upon a termination on December 31, 2010 of each of the named executive officers is: Mr. Blair—$5,193,835; Mr. Sargeant—$1,746,806; Mr. Naughton—$2,682,030; Mr. Horey—$1,150,817; and Mr. McLaughlin—$1,127,908.

  •
  Upon a termination of any employee's employment due to retirement, the employee will receive the following:

  •
  For six months, the Company will pay the employee's premium due for insurance benefits extended under COBRA.

  •
  Pro-rated Company match under the 401(k) plan.

  •
  Pro-rated annual bonus.

  •
  The employee may choose a gift from an on-line catalogue of retirement gifts.

  •
  If any employee's employment terminates on or after the end of the calendar year for any reason other than for cause, the Company would compensate that individual with the cash bonus and the cash value of the long-term incentive award that would have been paid to that employee in February or March of the following year. Accordingly, the value of the cash bonus and long-term incentive award earned by the Named Executive Officers in respect of 2010 service is not included in the table above (but is described elsewhere in this Proxy Statement).

Director Compensation

        A director of the Company who is also an employee receives no additional compensation for his services as a director. The total compensation for non-employee directors is assessed relative to the compensation provided by similarly sized real estate investment trusts, by our multi-family peer group, and by a group of cross-industry similarly sized companies. Our Compensation Committee reviews compensation for non-employee directors periodically.

        On the fifth business day following each annual meeting of stockholders, each of our non-employee directors automatically receives a grant of a number of shares of restricted stock (or a deferred stock award in lieu thereof) equal to $125,000 divided by the closing price of Common Stock as reported by the NYSE on the date of grant. Based on this formula, following the 2010 Annual Meeting, each non-employee director received a restricted stock or deferred stock grant of 1,318 shares of Common Stock. All of such shares of restricted stock (or deferred stock awards) granted to non-employee directors vest at the rate of 20% on the date of issuance and on each of the first four anniversaries of the date of issuance, subject to accelerated vesting upon departure from the Board except in the case of a voluntary departure by the director during his elected term that is not due to death or disability, or the director's removal for cause. If a director elected to receive a deferred stock award in lieu of restricted stock, then the director will receive shares of stock in respect of the vested portion of the deferred stock award within 30 days following termination of service as a director of the Company. In addition, non-employee directors receive a quarterly payment of $12,500 ($50,000 per year). A non-employee director may elect to receive all or a portion of such cash payment in the form of a deferred stock award equal to the cash payment amount divided by the last reported price on the NYSE on the date of grant.

        In consideration for serving as Lead Independent Director, Mr. Primis currently receives, in addition to the compensation described above, an annual fee of $30,000, payable in equal quarterly installments of $7,500.

        The following table sets forth the compensation for service as a director of the Company received by each non-employee director in 2010, as recognized for financial reporting purposes.

Director Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)(3)	Total ($)
Bruce A. Choate	$50,000	$124,920	—	—	—	$127,659	$302,579
John J. Healy, Jr.	$50,000	$124,920	—	—	—	$111,682	$286,602
Gilbert M. Meyer(4)	$12,500	—	—	—	—	$29,991	$42,491
Lance R. Primis	$80,000	$124,920	—	—	—	$10,521	$215,441
Peter S. Rummell	$50,000	$124,920	—	—	—	$12,526	$187,446
H. Jay Sarles	$50,000	$124,920	—	—	—	$10,521	$185,441
W. Edward Walter	$50,000	$124,920	—	—	—	$10,912	$185,832

(1)
For Mr. Primis, this includes $30,000 paid in 2010 for his service as Lead Independent Director during 2010.

(2)
The amounts in column (c) reflect the grant date fair value of the shares of restricted stock or deferred stock granted to each Director on May 26, 2010 equal to $125,000 divided by the closing price of Common Stock as reported by the NYSE on the date of grant. The value was calculated based on the closing price of the Common Stock on the date of grant of $94.78.

(3)
The amounts in column (g) reflect dividends paid on restricted stock and deferred stock. Dividends on deferred stock are automatically reinvested in the plan as additional deferred stock. The number of shares of deferred stock is calculated based upon the closing price of the Common Stock on the dividend payment date.

(4)
Mr. Meyer retired from the Board of Directors on May 19, 2010. These payments reflect what he received in 2010 for service on the Board prior to his retirement.

 V. OFFICERS, STOCK OWNERSHIP AND OTHER INFORMATION

Executive and Senior Officers

        The following biographical descriptions set forth information with respect to the executive and senior officers of the Company, based on information furnished to the Company by each officer. There is no family relationship between any director, nominee, or executive officer of the Company. Officers of the Company are elected annually at the first meeting of the Board of Directors following each annual meeting of stockholders. Each officer holds office until the first meeting of the Board of Directors following the next annual meeting of stockholders and until his or her successor is duly elected and qualifies or until his or her earlier death, resignation or removal in the manner provided in the Company's Bylaws.

        The Board of Directors has determined that Messrs. Blair, Naughton, Sargeant, Breslin, Horey, McLaughlin, Morris, Schulman, and Wilson, and Ms. Shea are executive officers of the Company within the meaning of Rules 3b-7 and 16a-1(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        Bryce Blair, 52, has been a director of the Company since May 2001. Mr. Blair has also served as the Company's Chairman of the Board since January 2002, Chief Executive Officer since February 2001 and President from September 2000, through February 2005. Mr. Blair was the Chief Operating Officer of the Company from February 1999 to February 2001. Prior to February 1999, Mr. Blair had served as Senior Vice President—Development, Acquisitions and Construction since the Merger, the same position he held with Avalon Properties from its formation in August 1993, through June 1998. Mr. Blair was a partner with the Northeast Group of TCR from 1985 until 1993. Mr. Blair received his Masters degree in Business Administration from Harvard Business School. He graduated magna cum laude with an undergraduate degree in Civil Engineering from the University of New Hampshire. He is a member of NAREIT, where he serves as Chairman and is on the Executive Committee and the Board of Governors, and the ULI, where he is past Chairman of the Multifamily Council and is a current Trustee. Mr. Blair was formerly a member of the Board of Directors of CarrAmerica Realty Corporation from 2005 to 2006.

        Timothy J. Naughton, 49, has been a director of the Company since September 2005, and has been President since February 2005. Previously, Mr. Naughton served as Chief Operating Officer since February 2001. Prior to assuming the Chief Operating Officer role, Mr. Naughton served as Senior Vice President—Chief Investment Officer since January 2000, overseeing the Company's investment strategy. Prior to becoming the Chief Investment Officer, Mr. Naughton served as the Company's Regional Vice President—Development and Acquisitions. Mr. Naughton has been with the Company or its predecessors since 1989. Mr. Naughton is a member of The Real Estate Round Table, the Multifamily Council of the ULI and a member of NMHC, where he serves on the Executive Committee. Mr. Naughton received his Masters of Business Administration from Harvard Business School in 1987 and earned his undergraduate degree in Economics with High Distinction from the University of Virginia, where he was elected to Phi Beta Kappa.

        Thomas J. Sargeant, 52, has been Chief Financial Officer since the Merger. Mr. Sargeant has also held the additional title of Executive Vice President. From March 1995 through June 1998, Mr. Sargeant served as the Chief Financial Officer and Secretary of Avalon Properties, and he was Treasurer of Avalon Properties from its formation in August 1993 through June 1998. Mr. Sargeant, a certified public accountant, is a magna cum laude graduate of the University of South Carolina, where he was elected to Phi Beta Kappa and the Honors College.

        Sean J. Breslin, 44, is the Company's Executive Vice President—Investments and Asset Management, with overall responsibility for the Company's investment platform, including acquisitions/dispositions, portfolio management and market research. Prior to assuming his current role in February 2010 he was the Senior Vice President—Redevelopment and Asset Management since 2008, and Senior Vice President—Investments from 2006 through 2007. Mr. Breslin joined the Company as Vice President—Investments in 2002 and prior to that was the Chief Operating Officer of CWS Capital Partners. He received his Bachelors Degree from California State University, Long Beach and his Masters of Business Administration from the University of Texas. Mr. Breslin is a member of the Executive Committee of NMHC and is Vice Chair of ULI's Multi Family Counsel. He is also a member of the Executive Committee of the Real Estate Finance & Investment Center at the University of Texas at Austin.

        Leo S. Horey, 48, is the Company's Executive Vice President—Operations. He has held this title since January 2004 and was Senior Vice President—Property Operations from February 2001 through December 2003. Prior to assuming that office, Mr. Horey had served since the Merger as Regional Vice President—Property Operations. Prior to the Merger, Mr. Horey had served since 1994 as Vice President—Property Operations for Avalon Properties. Previously, Mr. Horey had worked for TCR since 1990. Mr. Horey received his Masters of Business Administration from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill, where he was a Richard H. Jenrette Fellow. He also holds a Bachelor of Science degree in Computer Science and Economics from Duke University.

        William M. McLaughlin, 46, is the Company's Executive Vice President—Development & Construction. Prior to assuming his current title in February 2010 he was Senior Vice President—Development & Construction since 2009. He has been with the Company or its predecessors since 1994, and has also served as Senior Vice President—Development and Vice President—Development. Before joining the Company, Mr. McLaughlin was with Lincoln Property Company. Mr. McLaughlin received his Bachelors Degree in Economics from Harvard College in 1986.

        Stephen W. Wilson, 54, is the Company's Executive Vice President—Development & Construction. Prior to assuming his current title in February 2010, he was Senior Vice President—Development & Construction for the West Coast and Mid-Atlantic. Mr. Wilson has also served as Senior Vice President—Development and Vice President—Development. Prior to joining the Company in 1998, Mr. Wilson was a Senior Vice President and Chief Operating Officer for SU Development, Inc. of Bellevue, Washington and Senior Vice President of Continental Pacific, Inc. of Bellevue, Washington. Mr. Wilson received his B.A. in Business Administration (Accounting) from Washington State University. He is a member of ULI and The American Institute of Certified Public Accountants.

        David Bellman, 53, is the Company's Senior Vice President—Construction. Mr. Bellman joined AvalonBay in 1998 and prior to that spent 16 years with Boston Properties. Mr. Bellman studied Engineering Administration at George Washington University and is a member of the New York City Builders Congress.

        Kurt D. Conway, 51, is the Company's Senior Vice President—Brand Strategy. Mr. Conway joined the Company in August 2010. Prior to joining the Company, Mr. Conway held senior level marketing roles in multi-site hospitality and healthcare businesses. Most recently, he was Senior Vice President Sales, Marketing and Corporate Communications for Sunrise Senior Living from 2003 until 2010. Previously, he was a Senior Vice President of Sales and Marketing for Marriott International and also held senior level roles in Product Management and Marketing for ManorCare, Inc. Mr. Conway earned a Master's of Science degree from the University of Massachusetts and a Bachelor's of Business Administration from the University of Michigan.

        Deborah A. Coombs, 55, is the Company's Senior Vice President—Property Operations. Prior to joining the Company in 2003, Ms. Coombs was Area Vice President for the Southern California region of Equity Residential Property Management. From 1989 to 1994, Ms. Coombs was the Regional Director of Operations for Lexford Properties. She received her BA Degree in Education with Distinction from Purdue University.

        Jonathan B. Cox, 53, is the Company's Senior Vice President—Development. Mr. Cox joined the Company in 2003 and has over 20 years of multifamily residential development experience, most recently as a Vice President with The Holladay Corporation. Mr. Cox graduated from Case Western Reserve University and has a Masters of Business Administration from the Wharton School.

        Frederick S. Harris, 59, is the Company's Senior Vice President—Development. Prior to joining the Company in 1998, Mr. Harris was with The Trotwood Corporation. He received his A.B. from Williams College, his M.S. in Transportation, Planning and Engineering from Polytechnic Institute of New York, and his J.D. from the NYU School of Law.

        Joanne M. Lockridge, 52, is the Company's Senior Vice President—Finance. Ms. Lockridge has been with the Company since the Merger, and prior to that with Avalon Properties since its formation in 1993. She earned her Masters in Finance degree from Fairfield University and her undergraduate degree, magna cum laude, from St. Anselm College.

        J. Richard Morris, 51, has been the Company's Senior Vice President—Construction since February 2005. Mr. Morris has been with the Company since the Merger. He joined Avalon Properties in 1996 and prior to joining the Company worked for regional residential developers in the Mid-Atlantic area constructing numerous large residential communities. Mr. Morris graduated cum laude from West Virginia State University with a B.S. in Building Construction. He also completed graduate courses in Engineering Management at the West Virginia College of Graduate Studies. Mr. Morris is a member of the National Association of Home Builders, where he has served on subcommittees for Codes and Standards.

        Kevin P. O'Shea, 45, is the Company's Senior Vice President—Investment Management Mr. O'Shea joined the Company in July 2003. Prior to joining the Company, Mr. O'Shea was an Executive Director in the Investment Research division of UBS AG. Previously, Mr. O'Shea was a real estate investment banker with UBS, PaineWebber Incorporated and CIBC World Markets. Mr. O'Shea received his Masters Degree in Business Administration from Harvard Business School, his J.D. from Southern Methodist University and his undergraduate degree from Boston College.

        Christopher L. Payne, 41, is the Company's Senior Vice President—Development. Prior to joining the Company in 2000, Mr. Payne managed new development activity for Belmont Corp. in Southern California. Mr. Payne received a B.S. in Business Administration / Finance from California State University, Fullerton and a Masters in Real Estate Development from the University of Southern California.

        Edward M. Schulman, 48, is the Company's Senior Vice President—General Counsel and Secretary. Mr. Schulman joined the Company in February 1999 and has served as General Counsel since that time. Prior to joining the Company, he was a corporate and securities law partner at Goodwin Procter LLP. Mr. Schulman is a magna cum laude graduate of Harvard Law School and received his undergraduate degree in economics from Princeton University, where he graduated with high honors.

        Keri A. Shea, 41, has been the Company's Vice President—Finance & Treasurer since 2006, and since 2009 has also been designated as the Company's principal accounting officer. Ms. Shea joined the Company in 2002 as Assistant Corporate Controller and was promoted to Corporate Controller in 2005. Prior to joining the Company, she most recently served as the Corporate Controller for two start-up technology companies in the Washington, D.C. area. Prior to that Ms. Shea was with Arthur Andersen LLP for eight years. She is a certified public accountant and has a B.B.A. in Accounting from the College of William & Mary.

        Bernard J. Ward, 46, is the Company's Senior Vice President—Property Operations and has oversight responsibility for all East Coast property operations. He joined the Company in 1997 and prior to that was with New Plan Realty Trust. Mr. Ward received a liberal arts degree from the University of California at San Diego.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth the beneficial ownership of Common Stock as to (i) each person or entity who is known by the Company to have beneficially owned more than 5% of the Common Stock as of December 31, 2010; (ii) each of the Company's directors and Nominees as of March 1, 2011; (iii) each of the Named Executive Officers as of March 1, 2011; and (iv) all directors and executive officers as a group as of March 1, 2011, based on representations of officers and directors of the Company and filings through February 2011 received by the Company on Schedule 13G under the Exchange Act. All such information was provided by the stockholders listed and reflects their beneficial ownership known by the Company. All percentages have been calculated as of March 1, 2011 and are based upon 86,484,834 shares of Common Stock outstanding at the close of business on such date (unless otherwise indicated).

Name and Business Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)		Percent of Class (%)
Bryce Blair	792,511	(3)	*
Bruce A. Choate	57,143	(4)	*
John J. Healy, Jr.	33,016	(5)	*
Leo S. Horey	161,734	(6)	*
William M. McLaughlin	132,327	(7)	*
Timothy J. Naughton	470,678	(8)	*
Lance R. Primis	8,614		*
Peter S. Rummell	5,363	(9)	*
Thomas J. Sargeant	312,936	(10)	*
H. Jay Sarles	11,205	(11)	*
W. Edward Walter	4,503	(12)	*
All current directors and executive officers as a group (16 persons)	2,151,499	(13)	2.45
The Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, PA 19355	8,909,301	(14)	10.44
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	6,758,791	(15)	7.92
Stichting Pensioenfonds ABP Oude Lindestraat 70, Postbus 2889, 6401 DL Heerlen, The Kingdom of the Netherlands	5,324,762	(16)	6.24
Cohen & Steers, Inc. 280 Park Avenue, 10th Floor, New York, NY 10017	5,139,756	(17)	6.03
Vanguard Specialized Funds-Vanguard REIT Index Fund	4,503,035	(18)	5.27
100 Vanguard Blvd., Malvern PA 19355

*
Less than one percent

(1)
The address for all directors and executive officers is AvalonBay Communities, Inc., Ballston Tower, 671 N. Glebe Road, Suite 800, Arlington, VA 22203.

(2)
Except as otherwise noted, each individual in the table above has the sole voting and investment power over the shares listed.

(3)
Includes (i) 526,443 shares issuable upon the exercise of stock options that vest on or before May 1, 2011 and (ii) 310 shares held indirectly for children.

(4)
Includes (i) 4,715 shares issuable upon the exercise of stock options that vest on or before May 1, 2011, (ii) 14,907 shares held jointly with spouse, which serve as collateral for a short term loan, and (iii) 37,521 shares issuable in the future under deferred stock awards granted to Mr. Choate in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plan.

(5)
Includes 31,698 shares issuable in the future under deferred stock awards granted to Mr. Healy in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plan.

(6)
Includes (i) 102,443 shares issuable upon the exercise of stock options that vest on or before May 1, 2011 and (ii) 49,806 shares held in a revocable trust.

(7)
Includes 85,298 shares issuable upon the exercise of stock options that vest on or before May 1, 2011.

(8)
Includes (i) 376,809 shares issuable upon the exercise of stock options that vest on or before May 1, 2011.

(9)
Includes 1,431 shares issuable in the future under deferred stock awards granted to Mr. Rummell in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plan.

(10)
Includes (i) 178,965 shares issuable upon the exercise of stock options that vest on or before May 1, 2011and (iii) 1,352 shares held by Mr. Sargeant's spouse.

(11)
Includes 8,273 shares held in a revocable trust.

(12)
Includes 2,188 shares issuable in the future under deferred stock awards granted to Mr. Walter in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plan.

(13)
Includes (i) 1,375,389 shares issuable upon the exercise of stock options that vest on or before May 1, 2011, (ii) 72,838 shares issuable in the future under deferred stock awards, (iii) 58,079 shares held in revocable trusts, and (iv) 14,907 shares held in margin accounts or otherwise subject to being pledged as noted in the case of Mr. Choate above.

(14)
The information reported is based on a Schedule 13G filed on February 10, 2011 reporting beneficial ownership as of December 31, 2010. The Schedule 13G indicates that the reporting entity is an investment adviser, holds sole voting power with respect to 106,471 shares, sole dispositive power with respect to 8,802,830 shares, and shared dispositive power with respect to 106,471 shares.

(15)
The information reported is based on a Schedule 13G filed on February 2, 2011 reporting beneficial ownership as of December 31, 2010. The Schedule 13G indicates that the reporting entity is a holding company and holds sole voting and dispositive power with respect to all reported shares.

(16)
The information reported is based on Schedule 13G filed on February 14, 2011 reporting beneficial ownership as of December 31, 2010. The Schedule 13G reports that the reporting entity is an investment advisor and holds sole voting and dispositive power with respect to all reported shares.

(17)
The information reported is based on Schedule 13G filed with the SEC on February 14, 2011 reporting beneficial ownership as of December 31, 2010. The information reported includes 4,994,512 shares beneficially owned by Cohen & Steers Capital Management, Inc. and 145,244 shares beneficially owned by Cohen & Steers Europe S.A. The Schedule 13G indicates that Cohen & Steers Inc. is a holding company and Cohen & Steers Capital Management Inc. and Cohen & Steers Europe S.A. are investment advisors. The Schedule 13G also indicates that (i) Cohen & Steers Inc. holds sole voting power with respect to 4,440,412 shares and sole dispositive power with respect to 5,139,756 shares, (ii) Cohen & Steers Capital Management Inc. holds sole voting power with respect to 4,366,627 shares and sole dispositive power with respect to 4,994,512 shares, and (iii) Cohen & Steers Europe S.A. holds sole voting power with respect to 73,785 shares and sole dispositive power with respect to 145,244 shares.

(18)
The information reported is based on Schedule 13G filed with the SEC on February 10, 2011 reporting beneficial ownership as of December 31, 2010. The Schedule 13G also reports that the reporting entity is an investment company and holds sole voting power with respect to all reported shares.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires persons who are officers of the Company as defined by Section 16, directors of the Company and persons who own more than 10% of a registered class of the Company's equity securities (collectively, "Insiders") to file reports of ownership and changes in ownership with the SEC and one national securities exchange on which such securities are registered. In accordance with Rule 16a-3(c) under the Exchange Act, the Company has designated the NYSE as the national securities exchange with which reports pursuant to Section 16(a) of the Exchange Act need to be filed. Insiders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of copies of such reports and written representations that no other reports were required during the fiscal year ended December 31, 2010, all filing requirements applicable to the Insiders were timely satisfied, with the exception of the following: a sale of stock by Leo Horey was reported one day late due to an administrative error, and Form 4s for each of William McLaughlin and Stephen Wilson reporting annual grants of stock and options to them were filed approximately three weeks late because, in each case, such awards were initially erroneously only included in the Form 3s filed on their behalf.

VI. OTHER MATTERS

Solicitation of Proxies

        The cost of solicitation of proxies for the Annual Meeting will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms, and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses. While the Company does not currently intend to use a third party proxy solicitation firm, it reserves the right to do so. In such case we anticipate that the cost of such third party proxy solicitation, which will be borne by the Company, will be approximately $12,000 plus reasonable out-of-pocket expenses.

 Stockholder Proposals for Annual Meetings

        Stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company's proxy statement and form of proxy for the 2011 annual meeting of stockholders must be received by the Company by December 3, 2011. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy.

        In accordance with our Bylaws as currently in effect, for a stockholder to nominate a director or for a proposal of a stockholder to be presented at the Company's 2012 annual meeting of stockholders, other than a stockholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 of the Exchange Act, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company, together with all supporting documentation required by the Company's Bylaws, (A) not prior to November 3, 2011 nor later than 5:00 p.m., Eastern Time, on December 3, 2011 or (B) in the event that the date of the 2012 annual meeting is advanced or delayed by more than 30 days from May 11, 2012, (i) not earlier than the 150th day prior to the date of such meeting, and (ii) not later than 5:00 p.m., Eastern Time, on the later of (x) the 120th day prior to the date of such annual meeting or (y) the 10th day following the day on which public announcement of such annual meeting is first made. You may contact the Company's Secretary at the address mentioned below for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Any such proposals should be mailed to: AvalonBay Communities, Inc., Ballston Tower, 671 N. Glebe Road, Suite 800, Arlington, VA 22203, Attention: Secretary.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO AUTHORIZE YOUR PROXY, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date AVALONBAY COMMUNITIES, INC. M30972-P07780 AVALONBAY COMMUNITIES, INC. BALLSTON TOWER 671 N. GLEBE ROAD, SUITE 800 ARLINGTON, VA 22203 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Please indicate if you plan to attend this meeting. For Against Abstain 2. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2011. 3. To cast a non-binding advisory vote on approval of the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the proxy statement. For All Withhold All For All Except Yes No 01) Bryce Blair 02) Bruce A. Choate 03) John J. Healy, Jr. 04) Timothy J. Naughton 05) Lance R. Primis 06) Peter S. Rummell 07) H. Jay Sarles 08) W. Edward Walter 1. To elect the following eight individuals to serve until the 2012 Annual Meeting of Stockholders and until their respective successors are elected and qualify: THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR "1 YEAR" FOR PROPOSAL 4. Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representation capacity, please give your full title. If shares are held jointly, each holder should sign. Please take a moment now to authorize a proxy to vote these shares of AvalonBay Communities, Inc. common stock at the 2011 Annual Meeting of Stockholders. YOU CAN AUTHORIZE A PROXY TO VOTE THESE SHARES TODAY IN ONE OF THREE WAYS: BY INTERNET - www.proxyvote.com Use the Internet to authorize your proxy and transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by AvalonBay Communities, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to authorize your proxy using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. BY PHONE - 1-800-690-6903 Use any touch-tone telephone to authorize your proxy and transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to AvalonBay Communities, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. 4. To cast a non-binding advisory vote as to frequency of future advisory stockholder votes on the Company's named executive officer compensation. 5. To vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof in the discretion of the proxy holder. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 and 3. 1 Year 2 Years 3 Years Abstain

The undersigned stockholder of AvalonBay Communities, Inc., a Maryland corporation (the "Company"), hereby appoints Bryce Blair, Timothy J. Naughton, and Thomas J. Sargeant, and each of them, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of the Company (the "Annual Meeting"), to be held at the offices of the Company, Ballston Tower, 671 N. Glebe Road, Suite 800, Arlington, VA 22203 on May 11, 2011, 9:00 a.m. Eastern Time, and any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Annual Meeting and otherwise to represent the undersigned with all of the powers the undersigned would possess if personally present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the Proxy Statement, the terms of each of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to the Annual Meeting. IF THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED HEREIN, BUT IF THIS PROXY IS EXECUTED AND NO INSTRUCTIONS ARE SPECIFIED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" PROPOSALS 1, 2 AND 3 AND FOR "1 YEAR" ON PROPOSAL 4. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, INCLUDING WHETHER OR NOT TO ADJOURN THE ANNUAL MEETING, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST BY THE PROXIES IN THEIR DISCRETION. AT THE PRESENT TIME, THE BOARD OF DIRECTORS IS NOT AWARE OF ANY OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF ANY INDIVIDUAL AS DIRECTOR WHERE ONE OR MORE NOMINEES ARE UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE, AND WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE ANNUAL MEETING. STOCKHOLDERS WHO PLAN TO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXY BY CASTING THEIR VOTE AT THE ANNUAL MEETING IN PERSON. AVALONBAY COMMUNITIES, INC. 2011 ANNUAL MEETING OF STOCKHOLDERS, MAY 11, 2011, 9:00 A.M. EASTERN TIME THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS PROXY Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. M30973-P07780 PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SEE REVERSE SIDE SEE REVERSE SIDE